Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ZAYO GROUP, LLC

ZAYO MERGER SUB, INC.

and

FIBERNET TELECOM GROUP, INC.

Dated as of May 28, 2009

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”) is entered into as of May 28, 2009, by and among Zayo Group, LLC (“Parent”), a Delaware limited liability company, Zayo Merger Sub, Inc. (“Purchaser”), a Delaware corporation and direct wholly-owned subsidiary of Parent, and FiberNet Telecom Group, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the respective boards of directors or managers of Parent, Purchaser and the Company have determined that it is in the best interests of their respective stockholders for Parent to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the parties intend to consummate the Merger (as defined herein) with the Company surviving the Merger as a wholly owned subsidiary of Parent in accordance with the DGCL on the terms and conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board”), has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Purchaser and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby;

WHEREAS, the Board of Managers of Parent has unanimously approved this Agreement and declared it advisable for Parent to enter into this Agreement;

WHEREAS, the Board of Directors of Purchaser has unanimously approved this Agreement and declared it advisable for Purchaser to enter into this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

(1) “Acceptable Confidentiality Agreement” means a customary confidentiality and standstill agreement containing terms no less favorable to the Company than those set forth in the Confidentiality Agreement; provided, that such confidentiality agreement shall not prohibit compliance with any of the provisions of Section 6.4.

(2) “Acquiror Disclosure Letter” has the meaning set forth in Article V.

(3) “Acquiror Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, materially impairs the ability of Parent and Purchaser to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so.

(4) “Adverse Recommendation Change” has the meaning set forth in Section 6.4(e).

(5) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

(6) “Affiliated Group” has the meaning set forth in Section 4.14(a).

(7) “Agreement” has the meaning set forth in the Preamble.

(8) “Alternative Acquisition Agreement” has the meaning set forth in Section 6.4(e).

(9) “Alternative Financing” has the meaning set forth in Section 6.15(a).

(10) “Antitrust Division” has the meaning set forth in Section 6.9(a).

(11) “Business Day” means any day, other than Saturday, Sunday or a day on which banking institutions in the City of New York are generally closed.

(12) “CAPUC License” means the Company’s or one of its Subsidiary’s authorization by the California Public Utilities Commission to provide competitive interexchange and local exchange services on a resale basis and local facilities-based services on a limited basis.

(13) “Certificate” has the meaning set forth in Section 3.1(c).

(14) “Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation.

(15) “Certificate of Merger” has the meaning set forth in Section 2.3.

(16) “Change In Control Plan” means that certain plan that was approved and adopted by the Company Board on August 17, 2006 in order to specify certain benefits that will accrue to Qualified Employees (as such term is defined in the Change In Control Plan) in connection with a change in control.

(17) “Closing” has the meaning set forth in Section 2.2.

(18) “Closing Date” has the meaning set forth in Section 2.2.

(19) “Code” means the Internal Revenue Code of 1986, as amended.

(20) “Common Stock” has the meaning set forth in Section 3.1(a).

(21) “Communications Licenses” has the meaning set forth in Section 4.17(c).

(22) “Company” has the meaning set forth in the Preamble.

(23) “Company Assets” has the meaning set forth in Section 4.6.

(24) “Company Benefit Plans” has the meaning set forth in Section 4.12(a).

(25) “Company Board” has the meaning set forth in the Recitals.

(26) “Company Board Recommendation” has the meaning set forth in Section 4.2(a).

(27) “Company Bylaws” has the meaning set forth in Section 4.1.

(28) “Company Contract” has the meaning set forth in Section 4.11(a).

(29) “Company Disclosure Letter” has the meaning set forth in Article IV.

(30) “Company Financial Advisor” has the meaning set forth in Section 4.21.

(31) “Company Intellectual Property” has the meaning set forth in Section 4.18(c).

(32) “Company Material Adverse Effect” means any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects, (i) is or is reasonably likely to be materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, state of facts, circumstance, development, change or effect resulting from (A) changes in general economic conditions including, without limitation, deterioration of capital or financial markets; (B) general changes or developments in the industries in which the Company and its Subsidiaries operate; (C) acts of terrorism occurring in the United States or in foreign countries where the Company, either directly or through its Subsidiaries, conducts a material portion of the Company’s business; (D) changes in any Law or GAAP or interpretation thereof after the date hereof; (E) demonstrably resulting from the announcement of this Agreement and the transactions contemplated hereby; (F) any failure, in and of itself, by the Company to meet any estimates of revenues or earnings for any period (provided, however, that, the underlying cause for such failure may be considered in determining whether there may be a Company Material Adverse Effect); or (G) a decline in the price or trading volume of the Company’s Common Stock on the NASDAQ (provided, however, that, the underlying cause for such failure may be considered in determining whether there may be a Company Material Adverse Effect); provided, that with respect to clauses (A), (B), (C) and (D), the impact of such events, states of fact, circumstances, developments, changes or effects is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to similarly situated entities; or (ii) would prevent or materially impair or materially delay the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(33) “Company Organizational Documents” means the Certificate of Incorporation and bylaws (or the equivalent organizational documents) of the Company and each of its Subsidiaries, in each case as in effect on the date of this Agreement.

(34) “Company Permits” has the meaning set forth in Section 4.17(b).

(35) “Company Proxy Statement” has the meaning set forth in Section 4.5.

(36) “Company SEC Documents” has the meaning set forth in Section 4.7(a).

(37) “Company Stockholder Approval” has the meaning set forth in Section 3.1.

(38) “Company Stockholder Meeting” has the meaning set forth in Section 4.2(a).

(39) “Company Stock Award Plans” has the meaning set forth in Section 4.3(a).

(40) “Confidentiality Agreement” means that certain confidentiality agreement by and between the Company and Parent, dated as of April 17, 2009.

(41) “Contracts” means any contracts, agreements, licenses, notes, debentures, guarantees, purchase or sale orders, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, arrangements, understandings or undertakings, whether written or oral.

(42) “Credit Facility” has the meaning set forth in Section 4.4.

(43) “DGCL” means the Delaware General Corporation Law.

(44) “Dissenting Shares” has the meaning set forth in Section 3.3.

(45) “Dissenting Stockholder” has the meaning set forth in Section 3.3.

(46) “Effective Time” has the meaning set forth in Section 2.3.

(47) “Environmental Claims” means, in respect of any Person, (i) any and all administrative, regulatory or judicial actions, suits, orders, decrees, demands, directives, claims, liens, proceedings or written notices of noncompliance or violation alleging potential presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by such Person, or (ii) any and all indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of, or exposure to, any Hazardous Materials.

(48) “Environmental Laws” means all applicable federal, state, local and foreign laws (including international conventions, protocols and treaties), common law, rules, regulations, orders, decrees, judgments, binding agreements or Environmental Permits issued, promulgated or entered into, by or with any Governmental Entity, relating to pollution, Hazardous Materials, health or safety, natural resources or the protection, investigation or restoration of the environment as in effect on the date of this Agreement.

(49) “Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under applicable Environmental Laws.

(50) “ERISA” has the meaning set forth in Section 4.12(a).

(51) “ERISA Affiliate” has the meaning set forth in Section 4.12(b).

(52) “Excess Amount” has the meaning set forth in Section 3.1(e).

(53) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(54) “Excluded Party” has the meaning set forth in Section 6.4(b).

(55) “Excluded Share(s)” has the meaning set forth in Section 3.1(b).

(56) “Expenses” has the meaning set forth in Section 6.12.

(57) “Extended Termination Date” has the meaning set forth in Section 8.2(a).

(58) “FCC” has the meaning set forth in Section 4.17(c).

(59) “FCC License” means the Company’s or one of its Subsidiary’s authorization by the FCC to provide both domestic and international interexchange services, and to provide global facilities-based and global resale services.

(60) “Financing” has the meaning set forth in Section 6.15(a).

(61) “Financing Agreements” means that certain Securities Purchase Agreement, dated as of February 9, 2009, by and among Communications Infrastructure Investments, LLC and the several Purchasers named in Schedule D thereto, that certain Second Amended and Restated Limited Liability Company Agreement of Communications Infrastructure Investments, LLC, dated as of February 9, 2009, and the Related Agreements (as defined in the Securities Purchase Agreement).

(62) “Financing Arrangements” has the meaning set forth in Section 6.15(b).

(63) “FIRPTA Certificate” has the meaning set forth in Section 6.11.

(64) “FTC” has the meaning set forth in Section 6.9(a).

(65) “GAAP” has the meaning set forth in Section 4.7(b).

(66) “Governmental Entity” has the meaning set forth in Section 4.5.

(67) “Hazardous Materials” means (i) any substance that is listed, classified, regulated or subject to under any Environmental Laws; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, molds, or radon; or (iii) any other substance that is the subject of regulatory action, or that could give rise to liability, under any Environmental Laws.

(68) “HSR Act” has the meaning set forth in Section 4.5.

(69) “Indemnified Parties” has the meaning set forth in Section 6.8(a).

(70) “Indebtedness” has the meaning set forth in Section 6.1(f).

(71) “Initial Termination Date” has the meaning set forth in Section 8.2(a).

(72) “Intellectual Property” has the meaning set forth in Section 4.18(c).

(73) “IRS” has the meaning set forth in Section 4.12(d).

(74) “IRU” has the meaning set forth in Section 4.11(a)(xi).

(75) “Knowledge” means (i) with respect to the Company, the actual knowledge, after reasonable investigation, of the Persons set forth in Section 1.1 of the Company Disclosure Letter; and (b) with respect to the Parent or Purchaser, the actual knowledge, after reasonable investigation, of the Persons set forth in Section 1.1 of the Acquiror Disclosure Letter.

(76) “Laws” means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, executive orders or legally enforceable requirements enacted, issued, adopted, promulgated or applied by any Governmental Entity.

(77) “Leased Properties” has the meaning set forth in Section 4.16(b).

(78) “Legal Action” has the meaning set forth in Section 4.10.

(79) “Liabilities” means any losses, liabilities, claims, damages or expenses, including reasonable legal fees and expenses.

(80) “Liens” means any mortgages, deeds of trust, liens (statutory or other) pledges, security interests, claims, covenants, conditions, restrictions, options, rights of first offer or refusal, charges, easements, rights-of-way, encroachments, third party rights or other encumbrances or title defects of any kind or nature.

(81) “Major Customers” has the meaning set forth in Section 4.26(b).

(82) “Major Suppliers” has the meaning set forth in Section 4.26(a).

(83) “Maximum Premium” has the meaning set forth in Section 6.8(b).

(84) “Measurement Date” has the meaning set forth in Section 4.3(a).

(85) “Merger” has the meaning set forth in Section 2.1.

(86) “Merger Consideration” has the meaning set forth in Section 3.1(b).

(87) “NASDAQ” has the meaning set forth in Section 4.5.

(88) “NJBPU License” means the Company’s or one of its Subsidiary’s authorization by the New Jersey Board of Public Utilities to provide local and interexchange services.

(89) “NYPSC License” means the Company’s or one of its Subsidiary’s authorization by the New York Public Service Commission to provide switched and non-switched intercity and intracity telecommunications services and to resell all forms of telephone service in the state of New York.

(90) “Notice Period” has the meaning set forth in Section 6.4(e).

(91) “Orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

(92) “Other Filings” has the meaning set forth in Section 6.6(a).

(93) “Parent” has the meaning set forth in the Preamble.

(94) “Parent Expenses” has the meaning set forth in Section 8.6(a).

(95) “Parent Plan” has the meaning set forth in Section 6.7.

(96) “Paying Agent” has the meaning set forth in Section 3.2(a).

(97) “Payment Fund” has the meaning set forth in Section 3.2(a).

(98) “Permits” has the meaning set forth in Section 4.17(b).

(99) “Permitted Liens” means (i) liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, materialmen’s or other liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; (iii) liens contemplated by the Credit Facility or (iv) any other liens, security interests, easements, rights-of-way, encroachments, restrictions, conditions and other encumbrances that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material effect on the assets or properties to which they relate.

(100) “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

(101) “Preferred Stock” has the meaning set forth in Section 4.3(a).

(102) “Property” has the meaning set forth in Section 4.16(b).

(103) “Property Contracts” has the meaning set forth in Section 4.16(b).

(104) “Purchaser” has the meaning set forth in the Preamble.

(105) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment.

(106) “Representatives” means, when used with respect to Purchaser or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of Parent, Purchaser or the Company, as applicable, and its Subsidiaries.

(107) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

(108) “SEC” means the Securities and Exchange Commission.

(109) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(110) “Share(s)” has the meaning set forth in Section 3.1(a).

(111) “Solicitation Period End Time” has the meaning set forth in Section 6.4(a).

(112) “State PUC” means the regulatory body in a particular state that governs public utilities within said state.

(113) “Stock Option(s)” has the meaning set forth in Section 3.5.

(114) “Subsequent Company SEC Documents” has the meaning set forth in Section 4.7(a).

(115) “Subsidiary” means, when used with respect to Parent, Purchaser or the Company, any other Person (whether or not incorporated) that Parent, Purchaser or the Company, as applicable, directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital stock or other equity interests of such Person.

(116) “Superior Proposal” means any bona fide written Takeover Proposal that is on terms that the Company Board determines in good faith (after consultation with the Company’s outside counsel), taking into account all legal, financial, regulatory and other aspects of the Takeover Proposal that the Company Board deems in good faith, to be material, including the Person making the Takeover Proposal and the financing terms thereof, is more favorable to the Company’s stockholders than the Merger (taking into account all of the terms of any binding and irrevocable proposal by Purchaser to amend or modify the terms of the Merger and the other transactions contemplated by this Agreement); provided, that for purposes of this definition of references in the term Takeover Proposal to “20%” shall be deemed to be references to “50%.”

(117) “Surviving Corporation” has the meaning set forth in Section 2.1.

(118) “Takeover Laws” has the meaning set forth in Section 4.20.

(119) “Takeover Proposal” means (i) any inquiry, proposal or offer from any Person or group of Persons other than Parent, Purchaser or their Affiliates relating to any direct or indirect acquisition or purchase of a business or division (or more than one of them) that in the aggregate constitutes (x) 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (y) 20% or more of the equity interest in the Company (by vote or value); (ii) any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 20% or more of the equity interest (by vote or value) in the Company; or (iii) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole).

(120) “Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, joint and several liability for being a member of an affiliated, consolidated, combined, unitary or other group for any period, or otherwise by operation of applicable Laws, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other Person.

(121) “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

(122) “Termination Fee” has the meaning set forth in Section 8.6(a).

(123) “Treasury Regulations” means the Treasury regulations promulgated under the Code.

(124) “USRPHC” has the meaning set forth in Section 6.11.

(125) “Warrant(s)” has the meaning set forth in Section 3.6.

(126) “Warrant Payments” has the meaning set forth in Section 3.6.

ARTICLE II

THE MERGER

Section 2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Purchaser will merge with and into the Company (the “Merger”) and (b) the separate corporate existence of Purchaser will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.2 Closing. Unless otherwise mutually agreed in writing by the Company and Purchaser, the closing of the Merger (the “Closing”) will take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, at 10:00 a.m. New York time on a date mutually agreed upon by Purchaser and the Company, but not later than the fifth (5th) Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions) will have been satisfied or waived in accordance with this Agreement (the date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”).

Section 2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, Purchaser and the Company will cause a certificate of merger in a form reasonably acceptable to Purchaser and the Company (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the DGCL as soon as practicable on or after the Closing Date, and make any and all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Purchaser and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4 Effects of the Merger. The Merger will generally have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation and all debts, Liabilities and duties of the Company and Purchaser shall become debts, Liabilities and duties of the Surviving Corporation.

Section 2.5 Organizational Documents. At the Effective Time, (a) the Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior to the Effective Time in the certificate of incorporation of Purchaser until thereafter amended in accordance with the provisions thereof and as provided by applicable Law, except for Article I thereof, which shall read “the name of the corporation is FiberNet Telecom Group, Inc.” and (b) the bylaws of Purchaser will be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein, in the certificate of incorporation of the Surviving Corporation or by applicable Law.

Section 2.6 Directors and Officers of Surviving Corporation. The directors of Purchaser, as of the Effective Time, shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Surviving Corporation shall, from and after the Effective Time, be as set forth on Section 2.6 of the Acquiror Disclosure Letter, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation of the Surviving Corporation, the bylaws of the Surviving Corporation and applicable Law.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 3.1 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Purchaser or the Company or the holder of any capital stock of Parent, Purchaser or the Company (other than the requisite approval of the Merger by the stockholders of the Company in accordance with the DGCL (the “Company Stockholder Approval”)):

(a) Cancellation of Certain Common Stock. Each of the outstanding shares (each, a “Share, and collectively, the “Shares”) of common stock, par value $0.001 per share, of the Company (“Common Stock”)

that is owned by Parent or Purchaser or any of their respective direct or indirect wholly-owned Subsidiaries or any direct or indirect wholly-owned Subsidiary of the Company (other than Shares held on behalf of third parties), and each Share that is owned by the Company as treasury stock, will automatically be cancelled and retired and will cease to exist without any conversion thereof, and no consideration will be delivered in exchange therefor.

(b) Conversion of Common Stock. Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled and retired in accordance with Section 3.1(a) and (ii) Dissenting Shares (each, an “Excluded Share” and collectively, the “Excluded Shares”)) will automatically be converted into the right to receive an amount equal to $11.45 per share, net to the holder thereof in cash and without interest thereon and subject to adjustment pursuant to Section 3.1(e) below (the “Merger Consideration”), payable upon surrender of such Shares in the manner provided in Section 3.2.

(c) Cancellation of Shares. All Shares when converted in accordance with Section 3.1(b) will no longer be outstanding and all such Shares will automatically be cancelled and retired and will cease to exist, and, subject to Section 3.3, each holder of a certificate formerly representing any such Shares (each, a “Certificate”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with this Article III.

(d) Conversion of Purchaser Capital Stock. Each share of common stock, par value $0.001 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will automatically be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation.

(e) Adjustment to Merger Consideration. In the event that the aggregate amount of payments to be made pursuant to this Article III is increased by more than Ten Thousand Dollars ($10,000) as a result of the Company’s breach of its representations and warranties set forth in Section 4.3(a) (the amount of such increase above Ten Thousand Dollars ($10,000) being referred to herein as the “Excess Amount”), the payments to be made pursuant to this Article III shall be ratably and equitably reduced so that the aggregate amount of payments to be made pursuant to this Article III is reduced by an amount equal to the Excess Amount.

Section 3.2 Surrender of Certificates.

(a) Paying Agent. Prior to the Effective Time, for the benefit of the holders of Shares (other than Excluded Shares), the holders of Stock Options (as defined herein) and the holders of Warrants (as defined herein), Purchaser will designate, or cause to be designated, a bank or trust company that is reasonably acceptable to the Company (the “Paying Agent”) to act as agent for the payment of the Merger Consideration in respect of Certificates upon surrender of such Certificates (or effective affidavits of loss in lieu thereof) and the amounts owed to the holders of the Stock Options and the Warrants in accordance with this Article III from time to time after the Effective Time. Immediately prior to the Effective Time, Parent or Purchaser will deposit, or cause to be deposited, with the Paying Agent in trust for the benefit of the Company’s stockholders and holders of Stock Options or Warrants cash in amounts sufficient for the payment of the aggregate amount of Merger Consideration pursuant to Section 3.1(b) upon surrender of such Certificates and for the payments in respect of the Stock Options pursuant to Section 3.5 and the Warrants pursuant to Section 3.6 (such cash being herein referred to as the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, make the payments required by this Article III out of the Payment Fund and the Payment Fund shall not be used for any other purpose. Purchaser will enter into a paying agent agreement on customary terms, which terms shall be in form and substance reasonably acceptable to the Company, prior to the Effective Time. The Payment Fund shall be invested by the Paying Agent as directed by Purchaser and the Company; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available) or in money market funds. Any net profit resulting from, or interest or income produced by, such investments shall be property of and payable to Parent or as Parent otherwise directs. To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make payments of the amounts required by and in accordance with this Article III, Parent shall promptly replace or restore the portion of the Payment Fund so lost so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments. No diminution in value of the Payment Fund shall have any effect on the amounts required to be paid by Parent or Purchaser under this Article III.

(b) Payment Procedures. As soon as reasonably practicable after the Effective Time (but in no event more than five (5) Business Days following the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of Shares (other than Excluded Shares) a letter of transmittal in customary form as reasonably agreed by Purchaser and the Company specifying that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent and instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration. Upon the proper surrender of a Certificate (or effective affidavit of loss in lieu thereof) to the Paying Agent, together with a properly completed letter of transmittal, duly executed, and such other documents as may reasonably be requested by the Paying Agent, the holder of such Certificate will be entitled to receive in exchange therefor cash in the amount (after giving effect to any required tax withholdings) that such holder has the right to receive pursuant to this Article III in the form of a check, to be mailed, as soon as reasonably practicable (but in no event more than five (5) Business Days after the receipt thereof), and the Certificate so surrendered will forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. All payments owed to the holders of Stock Options or holders of Warrants shall be made from the Payment Fund as soon as reasonably practicable after the Effective Time (but in no event more than five (5) Business Days after the Effective Time).

(c) Withholding Taxes. The Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares or holder of Stock Options or Warrants any amounts that are required to be deducted and withheld with respect to such payments under the Code and the rules and Treasury Regulations promulgated thereunder, or any comparable provisions of any state, local or foreign Tax Laws, except that the Surviving Corporation and the Paying Agent will not withhold any amount by reason of Section 1445 of the Code if the Company provides the FIRPTA Certificate required under Section 6.11 unless otherwise required by applicable Laws. Any amounts so deducted and withheld will be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holders of Stock Options or Warrants, as the case may be, in respect of which such deduction and withholding was made.

(d) No Further Transfers. All cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates. After the Effective Time, there will be no transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the Effective Time other than to settle transfers of Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Paying Agent, they will be cancelled and exchanged for the Merger Consideration as provided in this Article III.

(e) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed pursuant to this Article III on the date that is nine months after the Effective Time will be delivered to the Surviving Corporation, on demand, and any holder of a Certificate who has not theretofore complied with this Article III, or any holder of Stock Options or Warrants that has not received the payment contemplated by this Article III, will thereafter look only to the Surviving Corporation, and the Surviving Corporation shall remain fully liable, for payments owed to such holder under this Article III. Any portion of the Payment Fund remaining unclaimed by holders of Shares, Stock Options or Warrants as of the date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto. None of Parent, the Paying Agent or the Surviving Corporation shall be liable to any holder of Shares, Stock Options or Warrants for cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f) Lost, Stolen or Destroyed Certificates. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in customary amount and upon such terms as the Surviving Corporation may determine are necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Agreement.

Section 3.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, any Shares outstanding immediately prior to the Effective Time that are held by a stockholder (a “Dissenting Stockholder”) who has neither voted in favor of the adoption of this Agreement or the Merger nor consented thereto in writing or is otherwise entitled to dissenters’ rights under Section 262 of the DGCL and who has validly asserted dissenters’ rights with respect to the Merger in accordance with the DGCL for such Shares and otherwise not withdrawn or lost such rights (the “Dissenting Shares”), will not be converted into, or represent the right to receive, the Merger Consideration. Instead such stockholder shall be entitled to payment of the fair value of the Dissenting Shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her dissenters’ rights, in which instance such holder’s Shares shall not be deemed Dissenting Shares but shall be entitled to receive the applicable Merger Consideration in accordance with this Article III. Dissenting Stockholders will be entitled to the rights with respect to the Dissenting Shares held by them in accordance with the provisions of the DGCL, including Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or otherwise lose their dissenters’ rights pursuant to the provisions of the DGCL will thereupon be deemed to have been converted into, and represent the right to receive, the Merger Consideration in the manner provided in Article III and will no longer be Excluded Shares. Notwithstanding anything to the contrary contained in this Section 3.3, if the Merger is abandoned prior to the Effective Time, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares pursuant to the provisions of the DGCL will automatically cease and terminate with no further action by any Person. The Company will give Parent and Purchaser prompt notice of any written demands to receive fair value for Shares held by a stockholder, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to rights of dissent with respect to the Merger. The Company will give Parent and Purchaser the opportunity to participate in and direct all negotiations and proceedings with respect to assertion of dissenters’ rights. The Company will not, except with the prior written consent of Parent and Purchaser (which consent shall not be unreasonably withheld or delayed), make any payment with respect to any demands for payment of fair value for Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal or other treatment of any such demands.

Section 3.4 Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares, or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration (if such event occurs prior to the Effective Time) and the amounts payable pursuant to this Article III will be equitably adjusted to reflect such change; provided, that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.

Section 3.5 Treatment of Options. Each option to purchase shares of Common Stock, whether vested or not, (individually a “Stock Option” and collectively, the “Stock Options”) outstanding immediately prior to the Effective Time pursuant to the Company Stock Award Plans or otherwise will at the Effective Time be cancelled and the holder of such Stock Option will, in full settlement of such Stock Option and in exchange for the surrender to the Company of any certificate or other document evidencing such Stock Option, receive from the Payment Fund an amount (subject to any applicable withholding pursuant to Section 3.2(c)) in cash equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock underlying such Stock Option multiplied by (y) the number of shares of Common Stock underlying such Stock Option (with the aggregate amount of such payment rounded up to the nearest whole cent). If the applicable exercise price of any Stock Option equals or exceeds the Merger Consideration, such Stock Option shall be cancelled without payment of additional consideration, and all rights with respect to such Stock Option shall terminate as of the Effective Time. The holders of Stock Options will have no further rights in respect of any Stock Options from and after the Effective Time.

Section 3.6 Treatment of Warrants. With respect to each warrant to purchase shares of Common Stock set forth on Section 3.6 of the Company Disclosure Letter hereto (individually a “Warrant” and collectively, the “Warrants”) outstanding immediately prior to the Effective Time, Parent and Purchaser shall deposit sufficient funds into the Payment Fund in order to pay the holders of such Warrants the amounts owed pursuant to the terms and conditions of the applicable Warrants (the “Warrant Payments”). Upon the exercise of the applicable holder’s rights under the applicable Warrant, Parent and Purchaser shall cause the applicable Warrant Payment to be paid to such holder out of the Payment Fund, in full settlement of any amounts owed or which may become owed under the applicable Warrant and in exchange for the surrender to the Company of any certificate or other document evidencing such Warrant. Any Warrant Payments shall be subject to any applicable withholding pursuant to Section 3.2(c). A holder of a Warrant will have no further rights in respect of his, her or its Warrants after receipt of the applicable Warrant Payment pursuant to this Section 3.6.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (x) the corresponding sections or subsections of the disclosure letter (the “Company Disclosure Letter”) delivered by the Company to Parent and Purchaser concurrently with the execution of this Agreement (it being understood that any matter disclosed in any section of the Company Disclosure Letter will be deemed to be disclosed in any other section of the Company Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section) and (y) as disclosed in any Company SEC Documents filed prior to the date of this Agreement, the Company hereby represents and warrants to Parent and Purchaser as follows:

Section 4.1 Organization; Power; Qualification. The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now conducted and each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has previously made available (if and only to the extent requested in writing by Parent prior to the date of this Agreement) to Parent true and complete copies of the Certificate of Incorporation and the Company’s bylaws (the “Company Bylaws”) and the certificate of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each is in full force and effect. The Company is not in violation of any material provision of the Certificate of Incorporation or Company Bylaws.

Section 4.2 Corporate Authorization; Enforceability. (a) The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to adoption of this Agreement by the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The Company Board, at a meeting duly called and held prior to the execution of this Agreement, duly and unanimously: (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Purchaser, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the other transactions contemplated hereby, and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement (the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement (as such special meeting may be adjourned or reconvened from time to time, the “Company Stockholder Meeting”). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, except in the case of the Merger which is subject to the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL.

(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Purchaser, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Law affecting or relating to enforcement of creditors’ rights generally or by general principles of equity.

Section 4.3 Capitalization; Options. (a) The Company’s authorized capital stock consists solely of 2,000,000,000 shares of Common Stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of the close of business on May 1, 2009 (the “Measurement Date”), (i) 7,667,368 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were issued or outstanding, (ii) there were issued and outstanding pursuant to the Company’s stock award plans (the “Company Stock Award Plans”), Stock Options representing the right to acquire an aggregate of 109,389 shares of Common Stock for a per share exercise price that is less than the Merger Consideration and (iii) there were Warrants to purchase 250,764 shares of Common Stock. No Shares are held in the treasury of the Company or are owned by any of the Company’s Subsidiaries. Since the Measurement Date, other than in connection with the issuance of Shares pursuant to the exercise of Stock Options or Warrants outstanding as of the Measurement Date, or the issuance of Stock Options pursuant to Company Benefit Plans as in existence as of the Measurement Date, there has been no change in the number of outstanding shares of capital stock of the Company or the number of outstanding Stock Options. Section 4.3(a) of the Company Disclosure Letter sets forth for each Stock Option, issued or outstanding pursuant to the Company Stock Award Plans or otherwise, the number of Stock Options, the number of shares of Common Stock issuable thereunder and exercise or conversion price relating thereto. Except as set forth in this Section 4.3, there are no shares of capital stock or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company or such securities or other rights (which term, for purposes of this Agreement, will be deemed to include “phantom” stock or other commitments that provide any right to receive value or benefits similar to such capital stock, securities or other rights).

(b) All outstanding Shares are, and all shares reserved for issuance under the Company Stock Award Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and are not subject to any pre-emptive or other similar rights.

(c) Except for the Warrants, the Stock Options or as set forth in this Section 4.3, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to issue, sell, or otherwise transfer to any Person, or to repurchase, redeem or otherwise acquire from any Person, any Shares, Preferred Stock, capital stock of any Subsidiary of the Company, or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company or any Subsidiary of the Company or such securities or other rights or (ii) to provide any funds to or make any investment in any other Person other than a wholly owned Subsidiary of the Company.

(d) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party with respect to the voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of the Company.

(e) Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, or make any loan, capital contribution, guarantee or other investment in, any Person other than Subsidiaries.

Section 4.4 Subsidiaries. Section 4.4 of the Company Disclosure Letter sets forth a complete and correct list of all of the Company’s Subsidiaries. All equity interests of the Company’s Subsidiaries held by the Company or any other Subsidiary are validly issued, fully paid and non-assessable. All of the shares of capital stock or other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company. All such equity interests are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests), other than Liens, limitations and restrictions pursuant to the terms of the Amended and Restated Credit Agreement, dated as of November 7, 2007, by FiberNet Operations, Inc., Devnet L.L.C (as Co-Borrowers), the Company, FiberNet Telecom, Inc., Availius, LLC, Local Fiber, LLC and FiberNet Equal Access, L.L.C. (as Guarantors), CapitalSource Finance LLC (as Agent) and the lenders from time to time party thereto (as amended, the “Credit Facility”). Except as set forth in this Section 4.4, there are no shares of capital stock or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of any Subsidiary of the Company or such securities or other rights (which term, for purposes of this Agreement, will be deemed to include “phantom” stock or other commitments that provide any right to receive value or benefits similar to such capital stock, securities or other rights). There are no stockholder agreements, voting trusts or other agreements or understandings to which any of the Company’s Subsidiaries is a party with respect to the voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of any of the Company’s Subsidiaries.

Section 4.5 Governmental Authorizations. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company or any of its Subsidiaries of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, board, court, tribunal, arbitral body, self-regulated entity or similar body, whether domestic or foreign (each, a “Governmental Entity”), other than: (i) with respect to consummation of the Merger, the filing of a Certificate of Merger with the Secretary of State of the State of Delaware; (ii) applicable requirements of the Exchange Act, state securities Laws or blue sky Laws; (iii) the filing of a proxy statement (the “Company Proxy Statement”) relating to the Company Stockholder Meeting; (iv) any filings required by, and any approvals required under, the rules and regulations of the NASDAQ Global Market (“NASDAQ”); (v) the pre-merger notifications required under (A) the Hart-Scott-Rodino Antitrust

Improvements Act of 1976, as amended (the “HSR Act”), and (B) the antitrust, competition or merger control Laws of any other applicable jurisdiction; (vi) as set forth on Section 4.5 to the Company Disclosure Letter and (vii) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.6 Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents; (ii) contravene or conflict with, or result in any violation or breach of, any Laws, Orders or Company Contracts applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries (“Company Assets”) are bound (assuming that all consents, approvals, authorizations, filings and notifications described in Section 4.5 have been obtained or made); or (iii) cause the creation or imposition of any Liens on any Company Assets, except for Permitted Liens, except, in the cases of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.7 Financial Reports and SEC Documents. (a) The Company has filed or furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules since January 1, 2007 (the forms, statements, reports and documents filed or furnished with the SEC since January 1, 2007, including any amendments thereto, the “Company SEC Documents”). Each of the Company SEC Documents filed or furnished on or prior to the date of this Agreement, at the time of its filing (except as and to the extent such Company SEC Document has been modified or superseded in any subsequent Company SEC Document filed and publicly available prior to the date of this Agreement), complied, and all documents required to be filed by the Company with the SEC after the date hereof (the “Subsequent Company SEC Documents”) will comply, in all material respects with the applicable requirements of each of the Exchange Act, the Securities Act, and the Sarbanes-Oxley Act, as the case may be, including in each case the rules and regulations promulgated thereunder. As of their respective dates, except as and to the extent modified or superseded in any subsequent Company SEC Document filed and publicly available prior to the date of this Agreement, the Company SEC Documents did not, and the Subsequent Company SEC Documents will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents is the subject of an SEC review or outstanding SEC comment or investigation.

(b) Each of the consolidated balance sheets and each of the consolidated statements of operations, stockholders’ equity and cash flows included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) presents fairly, in all material respects, the financial position of the Company and its Subsidiaries as of its date (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that are not material in amount or effect and to any other adjustments set forth in the Company SEC Documents filed prior to the date of this Agreement), in each case in conformity with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

(c) The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to reasonably ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities and

(ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (A) any known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. A true, correct copy of the FiberNet Telecom Group, Inc. SOX 404 Management Summary Report on Findings as at December 31, 2008 is set forth as Section 4.7(c) of the Company Disclosure Letter.

(d) To the Knowledge of the Company, during the three year period immediately preceding the date of this Agreement, neither the Company nor any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any written material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any written material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(e) No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

Section 4.8 Undisclosed Liabilities. Except (i) as and to the extent disclosed, reflected or reserved against on the consolidated balance sheet of the Company dated as of March 31, 2009 (including the notes thereto) included in the Company SEC Documents or (ii) as incurred since March 31, 2009 in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has any Liabilities or obligations, whether due or to become due, the nature of which would require disclosure on the Company’s consolidated balance sheet under GAAP, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company’s or any of its Subsidiaries’ audited financial statements or other Company SEC Documents.

Section 4.9 Absence of Certain Changes. Since December 31, 2008, (a) the Company and each of its Subsidiaries have conducted their respective business only in the ordinary course consistent with past practices; (b) there have not been any Company Material Adverse Effects or any changes, events or developments that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance and (d) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.1.

Section 4.10 Litigation. There are no (i) investigations by a Governmental Entity pending or, to the Knowledge of the Company, threatened affecting the Company or any of its Subsidiaries or (ii) claims, actions, suits, arbitrations, demand letters, judicial, administrative or regulatory proceedings, hearings, or other proceedings (each, a “Legal Action”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, in either case which involves an amount in controversy in excess of $500,000, seeks material injunctive or other non-monetary relief or, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company

nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity. There is no Action pending or, to the Knowledge of the Company, threatened, seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement.

Section 4.11 Contracts. (a) Section 4.11 of the Company Disclosure Letter lists each of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound as of the date of this Agreement:

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S K under the Securities Act or disclosed by the Company on a Current Report on Form 8 K;

(ii) any Contract that limits the ability of the Company or any of its Subsidiaries (or, following the consummation of the transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to compete in any line of business or with any Person or in any geographic area, or that restricts the right of the Company and its Subsidiaries (or, following the consummation of the transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to sell to or purchase from any Person or to hire any Person (but specifically excluding any provisions regarding the non-solicitation or non-hire of employees or consultants contained in Contracts entered into in the ordinary course of business);

(iii) any joint venture, partnership, limited liability or other similar agreement or arrangement;

(iv) any Contract relating to Indebtedness pursuant to which the Company has obligations exceeding $250,000, other than trade debt incurred in the ordinary course of business;

(v) any Contract involving outstanding obligations, or pursuant to which the Company may assume or incur potential liabilities, with respect to the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests, for aggregate consideration (in one or a series of transactions) under such Contract of $250,000 or more (other than acquisitions or dispositions of assets in the ordinary course of business consistent with past practice);

(vi) any Contract pursuant to which the Company or any of its Subsidiaries has “earn-out” obligations that could result in payments in excess of $100,000 after the date of this Agreement;

(vii) any Contract that by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $250,000 over the remaining term of such Contract, other than customer or supplier Contracts entered into in the ordinary course of business;

(viii) any Contract that provides for any standstill obligations;

(ix) any Contract that obligates the Company or any of its Subsidiaries to make any capital commitment or loan in an amount in excess of $250,000 individually;

(x) any Contract not entered into in the ordinary course of business between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of the Company;

(xi) any Contract with respect to network infrastructure or indefeasible rights of use of capacity or infrastructure (any such Contract, an “IRU”), each with a term of more than five (5) years;

(xii) any employment, severance, retention or consulting agreements or agreements providing for severance payments or other benefits by the Company or any of its Subsidiaries in the event of the sale or “change of control” of the Company; or

(xiii) any Contract with a Major Supplier or Major Customer that requires a consent to a “change of control” of the Company or its Subsidiaries or that would or would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement.

Each contract of the type described in clauses (i) through (xiii) is referred to herein as a “Company Contract.”

(b) (i) Each Company Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, (ii) the Company, each of its Subsidiaries and, to the Knowledge of the Company, each other party to each Company Contract, has in all material respects performed all obligations required to be performed by it under each Company Contract, and (iii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default under any such Company Contract on the part of the Company or any of its Subsidiaries.

Section 4.12 Benefit Plans.

(a) Section 4.12(a) of the Company Disclosure Letter contains a correct and complete list of each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), in each case under which any past or present director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries has any present or future right to benefits, or with respect to which the Company or any of its Subsidiaries has or may have any material liability (contingent or otherwise). All such plans, agreements, programs, policies, commitments and arrangements are collectively referred to as the “Company Benefit Plans.”

(b) No event has occurred and no condition exists that would subject the Company by reason of its affiliation with any current or former member of its “controlled group” (within the meaning of Section 414 of the Code) (an “ERISA Affiliate”) to any material Tax, penalty, fine or other liability imposed by ERISA, the Code or other applicable Laws.

(c) No Company Benefit Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA, and neither of the Company, nor any ERISA Affiliate has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any ERISA Affiliate.

(d) With respect to each Company Benefit Plan, if applicable, the Company has made available to Parent correct and complete copies of (i) all plan documents, if any, including related trust agreements, funding arrangements, and insurance contracts and all amendments thereto; (ii) the most recent summary plan descriptions and any summaries of material modifications; (iii) the most recent financial reports for such Company Benefit Plan, if any; (iv) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”) regarding the tax-qualified status of such Company Benefit Plan; and (v) (A) Form 5500 Annual Returns/Reports, including all schedules and attachments, including the certified audit opinions, (B) audited financial statements, (C) actuarial valuation reports, and (D) attorney’s response to an auditor’s request for information for each of the two most recent plan years.

(e) No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, and neither the Company nor any ERISA Affiliate has at any time within the preceding six years terminated or incurred any liability with respect to any employee benefit plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Company Benefit Plan other than the Change In Control Plan provides health or life insurance or other welfare-type benefits for current or future retired or terminated employees of the Company or any of its Subsidiaries (or any spouse or other dependent thereof) other than in accordance with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state or local law.

(f) Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has been issued a favorable determination letter by the IRS with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code (or such qualified plan has been established under a prototype or volume submitter plan for which an IRS opinion letter has been obtained by the plan sponsor and is sufficient as to the adopting employer), and no event has occurred that would reasonably be expected to adversely affect such qualification or exemption. Each Company Benefit Plan has been established and administered in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued prior to the Closing Date. No reportable event, as defined in Section 4043 of ERISA, no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Company Benefit Plan.

(g) Except (i) for the Change In Control Plan, (ii) any Company Stock Award Plans (or awards thereunder), (iii) as contemplated by Section 6.7 or (iv) as set forth in Section 4.12(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event including notice, lapse of time or both) (A) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries or with respect to any Company Benefit Plan; (B) increase any benefits otherwise payable under any Company Benefit Plan; (C) result in the acceleration of the time of payment or vesting of any compensation or benefits; (D) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code; (E) limit or restrict the right of the Company to merge, amend or terminate any of the Company Benefit Plans; or (F) result in the payment of any amount that would, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(h) None of the Company Benefit Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(i) Each Company Benefit Plan that provides for deferred compensation (as defined under Section 409A of the Code) satisfies in all material respects the applicable requirements of Sections 409A(a)(2), (3), and (4) of the Code, and has, since January 1, 2005, been operated in good faith compliance with Sections 409A(a)(2), (3), and (4) of the Code.

Section 4.13 Labor Relations.

(a) (i) None of the employees of the Company or its Subsidiaries is represented by a union and, to the Knowledge of the Company, no union organizing efforts have been conducted since January 1, 2007 or are now being conducted and (ii) neither the Company nor any of its Subsidiaries is a party to or presently negotiating any collective bargaining agreement or other labor Contract. There is no pending and, to the Knowledge of the

Company, there is no threatened material strike, picket, work stoppage, work slowdown or other organized labor dispute materially affecting the Company or any of its Subsidiaries, nor has there been any of the foregoing labor disputes since January 1, 2007.

(b) The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes. No unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity.

(c) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

Section 4.14 Taxes. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:

(a) Each of the Company and its Subsidiaries and any consolidated, combined, unitary, Affiliates or aggregate group of which the Company in any of its Subsidiaries is or has ever been a member (an “Affiliated Group”) has properly prepared and timely filed all Tax Returns required to be filed by it and each return was complete and correct at the time of filing, except as to the amount and availability of net operating losses and carryforwards, which are correct and complete to the Knowledge of the Company.

(b) The Company and its Subsidiaries and any Affiliated Group have fully and timely paid all Taxes due (whether or not shown to be due) with respect to the Tax Returns referred to in Section 4.14(a) and have made adequate provision (in addition to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for any Taxes that are not yet due and payable (including Taxes for which no Tax Returns are required to be filed) for all taxable periods, or portions thereof, ending on or before March 31, 2009 on the most recent financial statements contained in the Company SEC Documents, and the Company and its Subsidiaries have not incurred any Tax since March 31, 2009 except in the ordinary course of business consistent with past practice.

(c) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and, to the Knowledge of the Company, no request for any such waiver or extension is currently pending.

(d) Except as set forth on Section 4.14(d) of the Company Disclosure Letter, no audit or other proceeding by any Governmental Entity is pending or, to the Knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries or any Affiliated Group. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any of its Subsidiaries or any Affiliated Group. Each deficiency resulting from any completed audit or examination relating to Taxes by any taxing authority has been timely paid. No issues relating to Taxes were raised by the relevant taxing authority in any completed audit or examination that would or would reasonably be expected to recur in a later taxable period. Neither the Company nor any of its Subsidiaries has received written notice or, to the Knowledge of the Company, has otherwise received notice from a taxing authority in any jurisdiction in which the Company or any Subsidiary has not filed a Tax Return for any period that the Company or such Subsidiary is required to file a Tax Return in such jurisdiction.

(e) There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes and no power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any Taxes has been executed or filed with any taxing authority. Neither the Company nor any of its Subsidiaries is party to or bound by any written or oral Tax sharing agreement, Tax indemnity obligation or similar arrangement with respect to Taxes pursuant to which the Company or its Subsidiaries may have any obligation to make payments after the Closing Date (including any advance pricing agreement, closing agreement, offer in compromise or other similar agreement related to Taxes).

(f) No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due.

(g) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Effective Time as a result of (i) an installment sale, as defined in Section 453(b) of the Code, made on or before the Effective Time, (ii) an open transaction entered into on or before the Effective Time, or (iii) the receipt of a prepaid amount on or before the Effective Time.

(h) Neither the Company nor any of its Subsidiaries (i) has agreed to or is required to make any adjustment under Section 481 of the Code or any comparable provisions of any state, local or foreign Tax Laws, (ii) has Knowledge that any taxing authority is proposing any such adjustment, or (iii) has an application pending requesting permission for any changes in methods of accounting.

(i) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and any comparable provisions of any state, local or foreign Tax Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable Tax Laws.

(j) Each of the Company and its Subsidiaries has properly and in a timely manner documented its transfer pricing methodology in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any state, local or foreign Tax Laws. No taxing authority has made or proposed any adjustment of Tax items of the Company or its Subsidiaries pursuant to Section 482 of the Code, the Treasury Regulations promulgated thereunder, or any comparable provisions of any state, local or foreign Tax Laws.

(k) The Company was not, at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(l) Neither the Company nor any of its Subsidiaries has ever participated in a “Reportable Transaction” described in Section 6707A(c)(1) of the Code.

(m) Neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will result in payments under any Company Plan which would not reasonably be expected to be deductible under Section 162(m) of the Code.

(n) Neither the Company nor any of its Subsidiaries (i) is, or since January 1, 2006 has been, a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any comparable provision of any state, local or foreign Tax Laws), as a transferee or successor, by contract, or otherwise.

(o) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(p) Neither the Company nor any of its Subsidiaries has taken any action that is not in accordance with past practice that could defer a material liability for the Taxes of the Company or any of its Subsidiaries from any taxable period ending on or before the Effective Time to any taxable period ending after such date, other than those actions taken in the ordinary course of business.

(q) To the Knowledge of the Company, there has been no “change in ownership” of the Company or any of its Subsidiaries within the meaning of Section 382(g) of the Code within the three-year period preceding the Effective Time, and there is currently no limitation on the utilization of any net operating losses, capital losses, built-in losses, credits, or similar Tax items of the Company or any of its Subsidiaries pursuant to the provisions of Sections 269, 382, 383, 384 or 1502 of the Code or Treasury Regulations promulgated thereunder, or any comparable provisions of any state, local or foreign Tax Laws. All Tax attributes of the Company and its Subsidiaries have been accounted for as assets on the most recent financial statements contained in the Company SEC Documents in accordance with GAAP principles.

Section 4.15 Environmental Liability. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are and have been in compliance with all applicable Environmental Laws and have obtained or applied for all Environmental Permits necessary for their operations as currently conducted; (ii) to the Knowledge of the Company, there have been no Releases of any Hazardous Materials that could form the basis of any Environmental Claim against the Company or any of its Subsidiaries; (iii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (iv) during the three year period immediately preceding the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; and (v) neither the Company nor its Subsidiaries are subject to, or to the Knowledge of the Company are threatened to become subject to, any Liabilities relating to any suit, settlement, court order, administrative order, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental Liabilities.

Section 4.16 Real Properties. (a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 4.16(b)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of all of the real property leased, subleased, or otherwise occupied by the Company or any of its Subsidiaries (the “Property”), including the address of such Property, and identifying the applicable Contract (each such lease, a “Property Contract,” and the Property Contracts set forth in Section 4.16(b)(ii) of the Company Disclosure Letter shall be “Leased Properties”). The Company and each of its Subsidiaries, as applicable, have good, valid and marketable leasehold interests in all of the Leased Property. To the Knowledge of the Company, as of the date of this Agreement, there are no existing defaults by the landlord or tenant under any of the Property Contracts with respect to the Leased Properties, which defaults remain uncured, and no event which, with notice or lapse of time or both, would become a default by the Company or its Subsidiary, as applicable, or, to the Knowledge of the Company, the counterparties thereto. Each of the Company and its Subsidiaries is in compliance with the terms of all real property leases to which it is a party, and all such real property leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such real property leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no fact or condition exists or is threatened that would result in the discontinuation of necessary utilities or services to the Leased Property or the termination of current access to and from the Leased Property. To the Knowledge of the Company, no portion of the Leased Property has been condemned, requisitioned or otherwise taken by any public authority and there is no pending, or, to the Knowledge of the Company, threatened or contemplated condemnation actions or special assessments with respect to the Leased Property. The Company has made available to Parent and Purchaser true, correct and complete copies of all of the Property Contracts with respect to Leased Properties.

(c) There are no contractual restrictions that preclude or restrict the ability to use any Leased Property by the Company or any Subsidiary for the current or contemplated use of such real property. To the Knowledge of the Company, there are no material latent defects affecting the Leased Property.

Section 4.17 Permits; Compliance with Laws. (a) Except with respect to ERISA, Taxes, and environmental Liabilities, which are the subject of Sections 4.12, 4.14 and 4.15, respectively, the Company and its Subsidiaries are in compliance in all material respects with all Laws of any Governmental Body applicable to their respective businesses or operations. Except with respect to immaterial violations of any Laws, neither the Company nor any of its Subsidiaries has, during the three-year period immediately preceding the date of this Agreement, received any written notice of, has Knowledge of or has been charged with, the violation of any Laws.

(b) Each of the Company and its Subsidiaries is in possession of all authorizations, licenses, consents, certificates, registrations, approvals and other permits of any Governmental Entity (“Permits”) necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Company Permits”), except where the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and all such Company Permits are in full force and effect. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation or give to others any right of revocation, non-renewal, adverse modification or cancellation, with or without notice or lapse of time or both) of any term, condition or provision of any Permit to which it is a party, except where such default or violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) The Company is the authorized legal holder or otherwise has rights to all Permits required by the Federal Communications Commission (the “FCC”), any State PUC or any other Governmental Entity that regulates telecommunications in each jurisdiction in which the Company is operating (collectively, “Communications Licenses”), and the Communications Licenses constitute all of the licenses from the FCC, the State PUCs or any other Governmental Entity that regulates telecommunications in each such jurisdiction that are necessary or required for or used in the operation of the business as presently conducted by the Company, other than (i) such licenses the absence of which would not result in a Company Material Adverse Affect or (ii) such licenses from any municipal franchising authority or similar Governmental Entity, the absence of which would not result in any fines, penalties, or other losses in excess of $5,000 individually or $50,000 in the aggregate and which are obtained in the ordinary course of business. All the Communications Licenses were duly obtained and are valid and in full force and effect, and not subject to any material condition, except those conditions that may be contained within the terms of such Communications Licenses or related Laws. No action by or before the FCC, any State PUC or any other Governmental Entity that regulates telecommunications in each applicable jurisdiction is pending or, to the Knowledge of the Company, threatened, in which the requested remedy is (i) the revocation, suspension, cancellation, rescission or modification or refusal to renew any Communications Licenses, or (ii) material fines and/or forfeitures. The Universal Service Administrative Company has not

initiated any inquiries, audits or other proceedings against the Company and, to the Knowledge of the Company, no such actions are threatened which, in each case, would result in fines, penalties or other losses in excess of $5,000 individually or $50,000 in the aggregate, if not cured or otherwise responded to in the ordinary course of business.

Section 4.18 Intellectual Property.

(a) The Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses all right, title and interest in and to use all material Company Intellectual Property. To the Knowledge of the Company, the use of the Company Intellectual Property by the Company and its Subsidiaries does not constitute an infringement or misappropriation of any third party Intellectual Property. In the two years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any notice from any person alleging that the use of any of the Company Intellectual Property or the operation of the Company’s or its Subsidiaries’ businesses infringes, dilutes (in the case of trademarks), or otherwise violates the Intellectual Property of such person or that any of the Company Intellectual Property is invalid. The consummation of the transactions contemplated hereby will not materially alter or impair the Company’s or any of its Subsidiaries rights in or to the Company Intellectual Property.

(b) As of the date hereof, no claims are currently pending or, to the Knowledge of the Company, threatened by any person with respect to the Company Intellectual Property owned or purported to be owned by Company or any of its Subsidiaries. As of the date hereof, there are no pending claims by the Company or any Subsidiary alleging or asserting that any third party has violated, misappropriated or infringed any of the Company Intellectual Property nor, to the Knowledge of the Company, is there any basis for any such claim. All employees of the Company enter into customary agreements to keep confidential all proprietary information of the Company.

(c) As used herein, the term “Intellectual Property” shall mean all patents, patent applications, statutory invention registrations, inventions and other industrial property rights; trademarks, service marks, trade names, trade dress, logos, including registrations and applications for the registration thereof; copyrights (including without limitation, computer software programs); Internet domain name registrations; Internet web sites, web content, and registrations and applications for registrations thereof; confidential and proprietary information, including know-how and trade secret rights, technologies, techniques and processes; computer software, programs and databases in any form, all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto; and rights of privacy, publicity and endorsement, in each case under the laws of any jurisdiction in the world, and including rights under and with respect to all applications, registrations, continuations, divisions, renewals, extensions and reissues of the foregoing. As used herein, “Company Intellectual Property” shall mean the Intellectual Property currently used in connection with the business of the Company or any of its Subsidiaries or owned or held for use by the Company or any of its Subsidiaries, and shall include, but not be limited to, the trade names set forth on Section 4.18(c) of the Company Disclosure Letter.

(d) To the Knowledge of the Company, none of the activities or operations of the Company or any of its Subsidiaries (including the use of any Intellectual Property in connection therewith) have infringed upon, misappropriated or diluted any Intellectual Property of any third party, and neither the Company nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred, except where any such infringement, misappropriation or dilution, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Company’s Knowledge, no third party is misappropriating, infringing, or diluting in any material respect any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries that is material to any of the businesses of the Company or any of its Subsidiaries. To the Knowledge of the Company, no Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries that is material to any of the businesses of the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Subsidiaries.

Section 4.19 Insurance. The Company and each of its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which the Company operates. Section 4.19 of the Company Disclosure Letter sets forth a complete and correct list of all material insurance policies owned, held by the Company and each of its Subsidiaries. With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) except for policies that have expired under their terms in the ordinary course, the policy is in full force and effect; (ii) neither the Company nor any Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (iii) to the Knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (iv) to the Knowledge of the Company, no notice of cancellation or termination has been received other than in connection with ordinary renewals.

Section 4.20 Takeover Statutes. No further action is required by the Company Board or the stockholders of the Company to render Section 203 of the DGCL inapplicable to this Agreement, the Merger and the other transactions contemplated hereby. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 4.21 Opinion of Financial Advisor. Needham & Company, LLC (the “Company Financial Advisor”) has delivered to the Company Board its written opinion to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the stockholders of the Company, from a financial point of view. The Company will promptly following execution and delivery of this Agreement furnish to Purchaser a correct and complete copy of such opinion. The Company has obtained the authorization of the Company Financial Advisor to include a copy of its opinion in the Company Proxy Statement.

Section 4.22 Brokers and Finders. Other than Deutsche Bank Securities Inc. and the Company Financial Advisor, the fees and expenses of each of which will be paid by the Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has furnished to Purchaser a correct and complete copy of all agreements between the Company and the Company Financial Advisor under which the Company Financial Advisor would be entitled to any payment relating to the Merger or a similar transaction.

Section 4.23 Certain Payments. Neither the Company nor any of its Subsidiaries (nor, to the Knowledge of the Company, any of their respective directors, officers or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 4.24 No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 4.25 Related Party Transactions. Except as disclosed in the Company SEC Documents, no director, executive officer or, to the Company’s Knowledge, any Person who beneficially owns five percent

(5%) or more of the issued and outstanding Shares is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets that is of the type that would be required to be disclosed under Item 404 of Regulations S-K under the Securities Act.

Section 4.26 Suppliers and Customers.

(a) Section 4.26(a) of the Company Disclosure Letter sets forth a list of the top 5 suppliers of the Company by dollar amount paid during calendar year 2008 and for January through April 30, 2009, from whom the Company has purchased goods and/or services (the “Major Suppliers”). Since November 30, 2008, no Major Supplier has expressed in writing, and, to the Company’s Knowledge, no Major Supplier has expressed orally, to the Company its intention to cancel or otherwise terminate or materially reduce its relationship with the Company.

(b) Section 4.26(b) of the Company Disclosure Letter sets forth a list of the top 15 customers of the Company by dollar amount of revenue received during the 2008 calendar year and for January through April 30, 2009 (the “Major Customers”). Since November 30, 2008, no Major Customer has expressed in writing, and, to the Company’s Knowledge, no Major Customer has expressed orally, to the Company its intention to cancel or otherwise terminate its relationship with the Company or materially reduce its contracted monthly recurring revenue to the Company. The Company is not in material breach of any “most favored nation” or other similar provision contained in any Contract with a Major Customer.

Section 4.27 Network Facilities and Operations.

(a) Section 4.27(a) of the Company Disclosure Letter sets forth for the Company’s current operations a complete list as of the date hereof of material network outages and material collocation service unavailability caused by the Company or any of its Subsidiaries and material customer service credits owed during the period from January 1, 2008 through April 1, 2009.

(b) Section 4.27(b) of the Company Disclosure Letter sets forth the following information relating to the network and collocation space of the Company as of the date hereof: (i) a good faith estimate of all network electronics of the Company, including, without limitation, DWDM, SONET, routers, switches, HVAC, generators, UPS plants, DC plants, and batteries (but excluding internal IT equipment), (ii) all material network electronics spare inventory of the Company, (iii) per leased facility location, the leased space currently in use by customers versus leased space currently available and ready for use by customers versus leased space available but not ready for use by customers (i.e. unfinished space), (iv) per leased facility location, identification of all riser space, (v) a description of fibers and fiber miles owned or leased by the Company, and (vi) any pending sale and sublease of any of the foregoing. The information provided in Section 4.27(b) of the Company Disclosure Letter is accurate and complete in all material respects; provided, however, that the operation of the network of the Company is subject to embedded software owned by third parties and licensed to, or otherwise permitted to be used by, the Company as to which (unless indicated otherwise in Section 4.27(b) of the Company Disclosure Letter) the Company has valid licenses, or other rights to use, that will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the consummation of the transactions contemplated by this Agreement.

(c) Each of the network and collocation facilities described in Section 4.27 of the Company Disclosure Letter, and the Company’s network and collocation facilities taken as a whole, is, in all material respects, working, functional, fit for the purpose intended, has been maintained, subject to ordinary wear and tear, is in good working condition and is without any material defects for purposes of operating the business as operated by the Company.

(d) To the Knowledge of the Company, and subject to the accuracy of the information provided by utilities (prior to the metering device), the underlying landlords of the subject facility leases and owners of fiber subject to IRUs, the Company has made available (if and to the extent requested in writing by Parent prior to the date of this Agreement) to Purchaser as-built drawings for each leased facility (and associated collocation space) and fiber network. Such drawings are true, complete and accurate in all material respects.

Section 4.28 Bank Accounts.

(a) Section 4.28 of the Company Disclosure Letter lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company has an account or safe deposit box relating to the Company and the names and identification of all Persons authorized to draw thereon or to have access thereto.

(b) The Company has not had a financial interest, signature authority, or other authority over any financial accounts, including bank securities, or other types of financial accounts, in a foreign country.

Section 4.29 Change In Control Payment Obligations. Section 4.29 of the Company Disclosure Letter sets forth all of the severance, retention and change of control benefit obligations of the Company with respect to each employee of the Company or its Subsidiaries assuming the requisite conditions for the payment of such benefit obligations are triggered and the Closing and the payment of all such benefits obligations occur as of August 1, 2009, except for the acceleration of the vesting of any Stock Options and the removal of any transfer restrictions on the restricted stock awards granted under the Company Stock Award Plans and the payments in respect of such Stock Options and restricted stock awards pursuant to Article III of this Agreement.

Section 4.30 No Other Representations or Warranties. Except for the representations and warranties of the Company contained in this Article IV, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Affiliates or with respect to any other information provided by the Company or any of its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Except as set forth in the corresponding sections or subsections of the disclosure letter (the “Acquiror Disclosure Letter”) delivered by Parent and Purchaser to the Company concurrently with the execution of this Agreement (it being understood that any matter disclosed in any section of the Acquiror Disclosure Letter will be deemed to be disclosed in any other section of the Acquiror Disclosure Letter to the extent that it is readily apparent on the face of such disclosure that such disclosure is applicable to such other section), Parent and Purchaser hereby represent and warrant to the Company as follows:

Section 5.1 Organization and Power. Parent is a limited liability company, Purchaser is a corporation, and each is duly organized validly existing and in good standing under the Laws of its jurisdiction of incorporation. Each of Parent and Purchaser has the requisite power and authority to own, lease and operate its respective assets and properties and to carry on its business as now conducted, except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.2 Corporate Authorization. Each of Parent and Purchaser has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Purchaser.

Section 5.3 Enforceability. This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Law affecting or relating to enforcement of creditors’ rights generally or by general principles of equity.

Section 5.4 Governmental Authorizations. The execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity other than: (i) with respect to consummation of the Merger, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) applicable requirements of the Exchange Act, state securities Laws or blue sky Laws; (iii) the filing of the Company Proxy Statement; (iv) any filings required by, and any approvals required under, the rules and regulations of NASDAQ; (v) the pre-merger notification required under (A) the HSR Act, and (B) the competition or merger control Laws of any other applicable jurisdiction; (vi) any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity identified in Section 5.4 of the Acquiror Disclosure Letter; and (vii) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.5 Non-Contravention. The execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated by this Agreement do not and will not:

(i) contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of either Parent or Purchaser; or

(ii) contravene or conflict with, or result in any violation or breach of, any Laws, Orders or Contracts applicable to Parent or Purchaser or any of its Subsidiaries or by which any assets of Parent or Purchaser or any of their respective Subsidiaries are bound, except as would not, individually or in the aggregate, reasonably be expected to have a Acquiror Material Adverse Effect.

Section 5.6 Financing.

(a) Immediately preceding the Closing, Purchaser will have an amount in cash necessary to consummate the Merger and the other transactions contemplated hereby in accordance with this Agreement. Parent and Purchaser’s obligation to consummate the Merger is not, in any way, conditioned on Parent or Purchaser having sufficient funds.

(b) As of the date of this Agreement, there has not been a Subsequent Closing (as defined in the Financing Agreements). Schedule D to the Financing Agreements, which is set forth in Section 5.6(b) of the Acquiror Disclosure Letter, is true and correct in all material respects and there is at least $75,000,000 of Class B Capital Commitments (as defined in the Financing Agreements) which have not been funded.

Section 5.7 Absence of Litigation. As of the date hereof, there are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the Knowledge of Parent, threatened against Parent or any of its Affiliates, other than any such suit, claim, action, proceeding or investigation that would or would not, reasonably be expected to, prevent or delay the consummation of, or otherwise adversely affect the ability of Parent or Purchaser to consummate, the transactions contemplated hereby. As of the date hereof, neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would, or would reasonably be expected to, prevent or delay the consummation of, or otherwise adversely affect the ability of Parent or Purchaser to consummate, the transactions contemplated hereby.

Section 5.8 Disclosure.

(a) None of the information supplied or to be supplied in writing by either Purchaser or Parent for inclusion in the Company Proxy Statement, will, at the respective times such documents are filed or first mailed, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein in light of the circumstances under which they are made not misleading or, at the Closing, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication which shall have become false or misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Purchaser with respect to information supplied in writing by the Company specifically for inclusion therein, or with respect to information derived from the Company’s SEC filings which is included or incorporated by reference therein.

(b) None of the information supplied or to be supplied by Parent or Purchaser in writing specifically for inclusion in the Company Proxy Statement will, at the respective times it is first published, sent or given to the Company’s stockholders and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.9 Ownership of Shares. As of the date of this Agreement, none of Parent or Purchaser owns, directly or indirectly, beneficially or of record, any of the Shares or holds any rights to acquire any of the Shares, except pursuant to this Agreement. As of the date of this Agreement, the directors, officers, Affiliates and employees of Parent, Purchaser and their respective Affiliates own less than 1% of the Shares in the aggregate.

Section 5.10 No Other Representations or Warranties. Except for the representations and warranties of Parent and Purchaser contained in this Article V, none of Parent, Purchaser or any other Person on behalf of Parent or Purchaser makes any other express or implied representation or warranty with respect to Parent, Purchaser or any of their Affiliates or with respect to any other information provided by Parent or Purchaser or any of their Affiliates.

Section 5.11 No Additional Representations. Parent and Purchaser acknowledge and agree that they, along with their Representatives, have conducted their own independent investigation, review and analysis of the business, operations, assets, Liabilities and prospects of the Company and its Subsidiaries. Parent and Purchaser acknowledge that they and their Representatives have been provided access to the personnel, properties, premises and records of the Company and its Subsidiaries for such purposes. In entering into this Agreement, Parent and Purchaser acknowledge that they have not relied on any factual representations of the Company or its Representatives, except for the specific representations and warranties of the Company set forth in this Agreement. Parent acknowledges that neither the Company nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth herein, and neither the Company nor any other Person shall be subject to any liability to Parent or any other Person resulting from the Company’s making available to Parent or Parent’s use of such information, or any information, documents or material made available to Parent in the diligence materials provided to Parent, including in the “data room,” management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company makes no representation or warranty to Parent with respect to any financial projection or forecast relating to the Company or any of its Subsidiaries.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business of the Company. Except (a) as expressly required or permitted by this Agreement, (b) as set forth in Section 6.1 of the Company Disclosure Letter, (c) as required by applicable Law or (d) with the prior written consent of Parent given in response to a written request (including email) for said consent, which consent shall not be unreasonably withheld, delayed, or conditioned (and which shall be deemed given if Parent does not reply to said request within four (4) Business Days of the date such request is received by Parent), from the date of this Agreement to the earlier of (i) the date of termination of this Agreement or (ii) the Effective Time, the Company will, and will cause each of its Subsidiaries to, (x) conduct its operations only in the ordinary course of business consistent with past practice, (y) use commercially reasonable efforts to maintain and preserve intact in all material respects its business organization, including the services of its key employees and the goodwill of its material customers, distributors, suppliers and manufacturers and (z), without limiting the generality of the foregoing, the Company will not, and will cause each of its Subsidiaries not to, take any of the following actions:

(a) propose, make or adopt any changes to the Company Organizational Documents;

(b) make, declare, set aside, or pay any dividend or distribution on any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such, other than dividends paid by a wholly-owned Subsidiary to its parent corporation or another wholly-owned Subsidiary in the ordinary course of business;

(c) (i) adjust, split, combine or reclassify or otherwise amend the terms of its capital stock, (ii) repurchase, redeem, purchase, acquire, encumber, pledge, dispose of or otherwise transfer, directly or indirectly, any shares of its capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or other rights, (iii) authorize for issuance, issue, grant, deliver or sell any shares of its capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or rights (other than pursuant to the exercise of the Stock Options or Warrants outstanding as of the date of this Agreement in accordance with their terms as of the date of this Agreement or the issuance of Stock Options in the ordinary course of business), (iv) adjust or amend any of the terms (including the exercise prices) of the Stock Options or Warrants, (v) enter into any Contract, understanding or arrangement with respect to the sale, voting, pledge, encumbrance, disposition, acquisition, transfer, registration or repurchase of its capital stock or such securities or other rights or (vi) register for sale, resale or other transfer any Shares under the Securities Act on behalf of the Company or any other Person;

(d) except in the ordinary course of business, sell, lease or otherwise dispose of, or encumber or subject to any Lien, a material amount of the Company’s assets or securities, including by merger, consolidation, asset sale or other business combination;

(e) directly or indirectly acquire or agree to acquire (i) by merging with, consolidating with or purchasing a majority equity interest in or a majority of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (ii) any assets that are otherwise material to the Company and its Subsidiaries, other than assets acquired in the ordinary course of business consistent with past practice;

(f) except as set forth in Section 6.1(f) of the Company Disclosure Letter (i) incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money, any obligations under conditional or installment sale Contracts or other Contracts relating to purchased assets or property, any capital lease obligations or any guarantee or any such indebtedness of any other Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of any other Person, enter into any “keepwell” or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing (collectively, “Indebtedness”), or amend, modify or refinance any Indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(g) except as set forth in Section 6.1(g) of the Company Disclosure Letter (i) pay, discharge, settle or satisfy obligations under the Credit Facility or any other claims, Liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction thereof (A) in the ordinary course of business consistent with past practice or (B) as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations which individually are less than $250,000 and are reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Documents (for amounts not in excess of such reserves), or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (ii) cancel any material indebtedness value or (iii) waive, release, grant or transfer any right of material value other than in the ordinary course of business consistent with past practice;

(h) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, capitalization or other reorganization;

(i) incur or commit to incur any capital expenditure or authorization or commitment with respect thereto which is not provided for in the capital expenditure budget set forth in Section 6.1(i) of the Company Disclosure Letter;

(j) (i) modify, amend, terminate, cancel or extend any Company Contract or (ii) enter into any Contract that if in effect on the date hereof would be a Company Contract;

(k) commence any Legal Action (other than a Legal Action as a result of a Legal Action commenced against the Company or any of its Subsidiaries or commenced by the Company against Parent or Purchaser in respect of this Agreement or the transactions contemplated by this Agreement), or compromise, settle or agree to settle any Legal Action (excluding any Legal Action relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $100,000 individually or $250,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company;

(l) change its financial accounting methods, principles or practices in any material respect, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(m) settle or compromise any material liability for Taxes, amend any material Tax Return, make any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement, adopt or change any method of accounting, principles, or practices for Tax purposes, or consent to any extension or waiver of any limitations period with respect to any claim or assessment for Taxes;

(n) change its fiscal year;

(o) (i) except as required under any Company Benefit Plan or as required to comply with any applicable Law, grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, or grant of any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former director, officer, employee or independent contractor, (ii) except as required under the Change In Control Plan, grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein, (iii) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Benefit Plan or awards made thereunder) except as required to comply with any applicable Law or any Company Benefit Plan in effect as of the date hereof or except for payments of salaries or benefits to the Company’s employees in the ordinary course of business, (iv) adopt or enter into any collective bargaining agreement or other labor union contract, (v) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or other Contract or (vi) adopt any new employee benefit plan or arrangement or amend, renew, modify or terminate any existing Company Benefit Plan, in each case for the benefit of any current or former director, officer, employee or independent contractor, other than as required by applicable Law;

(p) fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the material assets, operations and activities of the Company and its Subsidiaries as in effect as of the date hereof;

(q) renew or enter into any non-compete, exclusivity, or non-solicitation agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;

(r) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any standstill or confidentiality agreement (but excluding confidentiality provisions in the Contracts entered into in the ordinary course of business) to which the Company or any of its Subsidiaries is a party;

(s) enter into any new line of business outside of its existing business;

(t) enter into any new real property lease (other than collocation Contracts entered into in the ordinary course of business consistent with past practice), or amend the terms of, or terminate any interest in, any Leased Property;

(u) enter into any Contract with respect to network infrastructure or indefeasible rights of use of capacity or infrastructure, each with a term of more than five (5) years;

(v) prepay any Contracts, other than in the ordinary course of business consistent with past practice; or

(w) agree, authorize, resolve, or commit to do any of the foregoing.

Section 6.2 Other Actions. Parent, Purchaser and the Company will not, and will cause their respective Subsidiaries and Affiliates not to, take any action that would reasonably be expected to, individually or in the aggregate, result in any of the conditions to the Merger set forth in Article VII of this Agreement not being satisfied or satisfaction of those conditions being materially delayed, except, in the case of the Company, to the extent the Company Board withdraws, modifies or amends the Company Board Recommendation to the extent permitted by Section 6.4 or terminates this Agreement to the extent permitted by Article VIII.

Section 6.3 Access to Information; Confidentiality. Subject to applicable Law, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent, Purchaser and their Representatives, during normal business hours and upon reasonable advance notice (i) such access to the officers, management, employees, offices, properties, books and records of the Company and such Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company) as Parent or Purchaser reasonably may request, except that Parent or Purchaser shall not conduct any physical testing, sampling or analysis of soil, subsoil, groundwater, other environmental constituents, or building materials without specific written authorization from the Company, and (ii) all documents (including, without limitation, financial, operating and other data) that Parent or Purchaser reasonably may request. Notwithstanding the foregoing, the Company shall not be obligated to comply with the foregoing provisions of this Section 6.3 (A) with respect to materials, documents or information relating to this Agreement or the transactions contemplated hereby, or any Takeover Proposal, Superior Proposal, contemplated Adverse Recommendation Change or a definitive agreement in respect of any of the foregoing or (B) if the Company determines in its reasonable judgment that (1) such compliance would be reasonably expected to result in the violation of applicable Law, or the Company Board’s fiduciary duties or (2) such noncompliance is necessary or advisable to preserve attorney-client, work-product or any similar privilege, or to protect any trade secret. All information exchanged or received pursuant to this Section 6.3 shall be deemed to be “Confidential Information,” as defined in and subject to the terms of the Confidentiality Agreement.

Section 6.4 Solicitation. (a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. New York City time on June 17, 2009 (the “Solicitation Period End Time”), the Company and its Representatives shall have the right to directly or indirectly: (i) initiate, solicit and encourage Takeover Proposals (or inquiries, proposals or offers or other efforts or attempts that may lead to Takeover Proposals), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided that the Company shall promptly (and in any event within twenty-four (24) hours) provide Parent access to any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives; and (ii) enter into and maintain discussions or negotiations with respect to Takeover Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations. Within two (2) Business Days after the Solicitation Period End Time, the Company shall provide Parent a description of the material terms and conditions of each Takeover Proposal received from an Excluded Party (as defined below), and the Company shall keep Parent reasonably informed on a current basis (and in any event within two (2) Business Days of the occurrence of any changes, developments, discussions or negotiations) of the status of any such Takeover Proposal. Except as permitted by this Section 6.4 and except with respect to any Excluded Party (as defined below, and as determined by the Company Board no later than the Solicitation Period End Time), at the Solicitation Period End Time the Company shall, and shall cause each of its Subsidiaries and the Representatives of the Company and its Subsidiaries to, (1) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal, (2) request the prompt return or destruction of all confidential information previously furnished to any Person in respect of a Takeover Proposal and (3) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Takeover Proposal, and shall enforce the provisions of any such agreement. Notwithstanding anything to the contrary in this Section 6.4, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement immediately at such time as the Takeover Proposal made by such party is withdrawn, is terminated, expires or fails, in the reasonable judgment of the Company Board, to continuously satisfy the requirements of Sections 6.4(c)(i) and (iii).

(b) Except as otherwise permitted by Section 6.4(a), Section 6.4(c) and Section 6.4(e) and except with respect to any written Takeover Proposal received after the date hereof and prior to the Solicitation Period End Time with respect to which the requirements of Sections 6.4(c)(i), (c)(iii), and (c)(iv) have been satisfied as of the Solicitation Period End Time and at all times thereafter (any Person so submitting such Takeover Proposal, an “Excluded Party”), the Company shall not and shall cause its Subsidiaries and Representatives not to, directly or indirectly, from the Solicitation Period End Time until the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII:

(i) initiate, solicit or knowingly encourage (including by way of providing non-public information) or facilitate the submission of any inquiries, proposals or offers with respect to a Takeover Proposal;

(ii) participate or engage in any discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to, or otherwise knowingly cooperate with or knowingly assist any Person, in each case, in connection with a Takeover Proposal;

(iii) approve, endorse or recommend any Takeover Proposal (but specifically excluding any Acceptable Confidentiality Agreements);

(iv) enter into any merger agreement, letter of intent, agreement in principle, acquisition agreement, purchase agreement, option agreement or other similar agreement relating to a Takeover Proposal; or

(v) resolve, propose or agree to do any of the foregoing.

(c) Notwithstanding anything to the contrary contained in this Section 6.4 (and in addition to but not in lieu of the Company’s rights under Section 6.4(a)), if at any time following the date of this Agreement and prior to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, (i) the Company has received a written Takeover Proposal from a third party that the Company Board determines in good faith to be bona fide, (ii) the Company has not materially breached this Section 6.4 and (iii) the Company Board determines in good faith that such Takeover Proposal constitutes or would be reasonably likely to result in a Superior Proposal, and (iv) after consultation with its outside counsel, the Company Board determines in good faith that the failure to take such actions or any of the actions described in the following clauses (1) and (2) would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may (1) furnish information pursuant to (but only pursuant to) an one or more Acceptable Confidentiality Agreements with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal and (2) engage in discussions or negotiations with the Person making such Takeover Proposal regarding such Takeover Proposal; provided that the Company will not, and will not allow its Subsidiaries or their respective Representatives to, disclose any non-public information to such Person unless the Company promptly (and in any event within twenty-four (24) hours) provides Parent access to such material non-public information concerning the Company and its Subsidiaries provided to such other Person which was not previously provided to Parent. Without limiting the generality of the foregoing sentence, prior to the Effective Time, the Company shall in any event be permitted to take the actions described in clauses (1) and (2) above (subject to the proviso thereto) with respect to an Excluded Party.

(d) From and after the Solicitation Period End Time and until the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, the Company shall promptly (and in any event within forty-eight (48) hours) notify Parent in the event that the Company or any of its Subsidiaries or their respective Representatives receives (other than from any Excluded Party): (i) any Takeover Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information from an Excluded Party or in the ordinary course of business consistent with past practices and unrelated to a Takeover Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Takeover Proposal. The Company shall promptly (and in any event within forty-eight (48) hours) notify Parent of the identity of such Person and provide Parent with a description of such Takeover Proposal, indication, inquiry or request. The Company shall keep Parent reasonably informed on a current basis (and in any event within forty-eight (48) hours of the occurrence of any changes, developments, discussions or negotiations) of the status of any such Takeover Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto). Without limiting the foregoing, from and after the Solicitation Period End Time until the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, the Company shall promptly (and in any event within forty-eight (48) hours) notify Parent if it determines to begin providing information or to engage in discussions or negotiations concerning a Takeover Proposal pursuant to Section 6.4(c).

(e) Except as permitted pursuant to Section 6.4(a), Section 6.4(c) or this Section 6.4(e), neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Parent or Purchaser) the approval, recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Takeover Proposal or (C) resolve, agree or propose to take any such actions (each such action set forth in this Section 6.4(e)(i) being referred to herein as an “Adverse Recommendation Change”) or (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Alternative Acquisition Agreement”) constituting or which is reasonably likely to lead to any Takeover Proposal or (iii) resolve, agree or propose to take any such actions. Notwithstanding the foregoing or anything in this Section 6.4 to the contrary, at any time prior to the Effective Time, the Company Board may, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 6.4(e), (x) make an Adverse Recommendation Change or (y) in response to a Superior Proposal that did not result from a material breach of this Section 6.4, cause the Company to terminate this Agreement pursuant to Section 8.4(b) (including payment of the Termination Fee) and concurrently enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that (1) (AA) no Adverse Recommendation Change may be made and (BB) no such termination of this Agreement and entry into an Alternative Acquisition Agreement by the Company may be made, in each case, until after the fourth (4th) Business Day following Parent’s receipt (any such four Business Day period, a “Notice Period”) of written notice from the Company advising Parent that the Company Board intends to make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.4(b), as the case may be, which written notice shall set forth (if applicable) the terms and conditions of, and the identity of any Person making, any Superior Proposal that is the basis of the proposed action by the Company Board (it being understood and agreed that the Company shall provide written notice of any amendment to the financial terms or any other material term of such Superior Proposal prior to the expiration of the Notice Period), (2) during the Notice Period, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and not make an Adverse Recommendation Change and (3) the Company shall not terminate this Agreement pursuant to Section 8.4(b) if, prior to the expiration of the Notice Period, Parent makes a binding written proposal to adjust the terms and conditions of this Agreement that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) to be at least as favorable as the Superior Proposal.

(f) Nothing contained in this Agreement (including, without limitation, this Section 6.4) shall prohibit the Company Board from (i) making any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9 under the Exchange Act or (ii) complying with its disclosure obligations under applicable Law with regard to a Takeover Proposal, including taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act (or any similar communication to stockholders) or (iii) disclosing the fact that the Company Board has received a Takeover Proposal and the terms of such Takeover Proposal, if the Company Board determines, after consultation with its outside legal counsel, that the failure to take any such actions would be inconsistent with its fiduciary duties under applicable Law or to comply with obligations under any securities Laws or the rules and regulations of NASDAQ, provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be subject to the provisions of this Section 6.4.

(g) The Company shall not take any action to exempt any Person (other than Parent, Purchaser and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 8.4(b).

Section 6.5 Takeover Statutes. If any Takeover Law is or becomes applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement, each of Parent, Purchaser and the Company and their respective boards of directors will (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such Takeover Law.

Section 6.6 Company Proxy Statement; Other Filings; Stockholders’ Meeting.

(a) On or prior to the last day of the Solicitation Period End Time, the Company shall prepare and, after consultation with Parent, file with the SEC the Company Proxy Statement and each of the Company, Parent and Purchaser shall, or shall cause their respective Affiliates to, prepare and, after consultation with each other, file with the SEC all other filings that are required to be filed by such party in connection with the transactions contemplated hereby (the “Other Filings”). The Company will provide Parent a reasonable opportunity to review and consult with the Company regarding the Company Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC. Parent, Purchaser and the Company shall cooperate with one another in connection with the preparation of the Company Proxy Statement and the Other Filings and shall furnish all information concerning such party as the other party may reasonably request in connection with the preparation of the Company Proxy Statement and the Other Filings. Parent, Purchaser and the Company shall each use all reasonable efforts to have the Company Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. The Company will use commercially reasonable efforts to cause the Company Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the definitive Company Proxy Statement is cleared by the SEC (but in no event later than seven (7) Business Days after the Company Proxy Statement is cleared by the SEC).

(b) As promptly as reasonably practicable, each of Parent and the Company shall notify the other of (i) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Company Proxy Statement and (ii) any request by the SEC for any amendment or supplement to the Company Proxy Statement or the Other Filings or for additional information with respect thereto. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Company Proxy Statement by the SEC and the Company shall cause the definitive Company Proxy Statement to be mailed promptly after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Company Proxy Statement. All filings by the Company with the SEC in connection with the transactions contemplated hereby, including the Company Proxy Statement and any amendment or supplement thereto and all mailings to the Company’s stockholders in connection with the Merger and transactions contemplated by this Agreement shall be subject to the reasonable prior review and comment of Parent. All filings by Parent with the SEC in connection with the transactions contemplated hereby shall be subject to the reasonable prior review and comment of the Company.

(c) If, at any time prior to the Effective Time or the earlier termination of this Agreement pursuant to Article VIII, any information relating to the Company, Parent or Purchaser or any of their respective Affiliates, directors or officers is discovered by the Company, Parent or Purchaser which should be set forth in an amendment or supplement to the Company Proxy Statement or Other Filings, so that the Company Proxy Statement or Other Filings would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

(d) Notwithstanding any Adverse Recommendation Change and for so long as this Agreement has not been terminated in accordance with Article VIII, the Company shall, in accordance with applicable Law, its Certificate of Incorporation and Company Bylaws, take all reasonable action necessary to promptly and duly call, give notice of, convene and hold, as soon as reasonably practicable following the date upon which the Company

Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders (but in any event within twenty-two (22) Business Days after the date the definitive Company Proxy Statement is mailed to stockholders, or later if necessary to accommodate any amendments of the Proxy Statement needed to be filed with the SEC after the Proxy Statement is first mailed), the Company Stockholder Meeting for the purpose of seeking the Company Stockholder Approval. The Company Board shall (i) except as otherwise provided in Section 6.4, recommend adoption of this Agreement and include in the Company Proxy Statement such recommendation and (ii) use take all reasonable lawful action to solicit such adoption. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.6(d) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Takeover Proposal or the occurrence of any Adverse Recommendation Change, unless this Agreement is terminated pursuant to Article VIII hereof.

Section 6.7 Employees. Purchaser will cause employees of the Surviving Corporation to be enrolled in Parent’s existing employee benefit plans (each such plan, a “Parent Plan”), and all such employees will be credited with his or her years of service with the Company and its Affiliates before the Effective Time (including predecessor or acquired entities or any other entities with respect to service for which the Company and its Affiliates have given credit for prior service). For purposes of each Parent Plan providing medical, dental, pharmaceutical and/or vision benefits, the Parent Plan will cause all pre-existing condition exclusions and actively-at-work requirements of such Parent Plan to be waived for such employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Benefit Plan, and the Parent Plan will cause any eligible expenses incurred by such employee and his or her covered dependents during the plan year in which the Closing falls to be taken into account under such Parent Plan for purposes of satisfying all deductible, coinsurance and maximum out- of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent Plan. The employees of the Company and its Subsidiaries shall be treated in a manner consistent with Parent’s past practices with respect to severance benefits. Notwithstanding anything to the contrary in this Agreement, in no event shall Parent, Purchaser or the Surviving Corporation amend, terminate or waive any provision of the Change In Control Plan during the twelve (12) month period immediately following the Effective Time (nor shall Parent, Purchaser or the Surviving Corporation amend this Agreement in respect of this obligation). This Section 6.7 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.7, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.7. Without limiting the foregoing, no provision of this Section 6.7 will create any third party beneficiary rights in any current or former employee, director or consultant of the Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter. The Company’s employees set forth in Section 6.7 of the Company Disclosure Letter shall be terminated without cause effective as of the Effective Time.

Section 6.8 Directors’ and Officers’ Indemnification and Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation, in which any present or former director or officer of the Company or any of its Subsidiaries (together, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining in whole or in part to, any action or failure to take action by any such Indemnified Party in such capacity taken prior to the Effective Time, the Surviving Corporation will, from and after the Effective Time, indemnify, defend and hold harmless, as and to the fullest extent permitted or required by applicable Law, and as may otherwise be required by the Company Organizational Documents (or any similar organizational document of the Company or its Subsidiaries), when applicable, or any indemnity agreements or Contracts applicable to any such Indemnified Party, against any losses, claims, damages, Liabilities, costs, legal and other expenses (including reimbursement for reasonable legal and other fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party), judgments, fines and amounts paid in settlement actually incurred by such Indemnified Party in connection with such claim, action, suit, proceeding or investigation, subject to the

Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined by a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law.

(b) The Surviving Corporation will (i) maintain in effect for a period of six years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Effective Time (provided that the Surviving Corporation may substitute therefor policies, of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate to the directors and officers of the Company) or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous in the aggregate to the directors and officers of the Company, in each case with respect to claims, actions, suits, proceedings or investigations arising out of or relating to events which occurred before or at the Effective Time; provided, however that in no event will the Surviving Corporation be required to expend an aggregate premium for such “tail” insurance coverage contemplated by subsection (ii) of this Section 8.6(b) in excess of 100% of the last annual premium paid by the Company for its current policies of directors’ and officers’ liability insurance (which fiscal year 2009 premiums are hereby represented and warranted by the Company to be as set forth in Section 6.8(b) of the Company Disclosure Letter) prior to the date of this Agreement (the “Maximum Premium”). If such “tail” insurance coverage contemplated by subsection (ii) of this Section 8.6(b) cannot be obtained at all, or can only be obtained at an aggregate premium in excess of the Maximum Premium, the Surviving Corporation will obtain that amount of such “tail” insurance coverage obtainable for an aggregate premium equal to the Maximum Premium.

(c) The provisions of this Section 6.8 will survive the Closing and, after the Effective Time, are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and its successors and representatives after the Effective Time and their rights under this Section 6.8 are in addition to, and will not be deemed to be exclusive of, any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract, the Company Organizational Documents (or similar organizational document) or the certificate of incorporation or bylaws of Parent, the Surviving Corporation or any of their respective Subsidiaries or otherwise.

(d) Following the Effective Time, Parent, the Surviving Corporation and each of their respective Subsidiaries shall include and maintain in effect in their respective certificate of incorporation or bylaws (or similar organizational documents) for a period of six years after the Effective Time, provisions regarding the elimination of liability of directors (or their equivalent), indemnification of officers and directors thereof and advancement of expenses which are, in the aggregate with respect to each such entity, no less advantageous to the intended beneficiaries than the corresponding provisions contained in such organizational documents as of the date of this Agreement.

(e) In the event that the Parent, Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Persons, or (ii) transfers all or substantially all of its properties or assets to any Person, then and in each case, proper provision will be made so that the applicable successors, assigns or transferees assume the obligations set forth in this Section 6.8.

Section 6.9 All Reasonable Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, each of the parties to this Agreement will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions to the Merger set forth in Article VII are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) obtaining all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) making, as promptly as practicable (and in any event within 15 Business Days of the date of this Agreement), an appropriate filing of a Notification and Report

Form pursuant to the HSR Act with respect to the transactions contemplated hereby and not extending any waiting period under the HSR Act or entering into any agreement with the U.S. Federal Trade Commission (the “FTC”) or the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto, (iii) making, as promptly as practicable, appropriate filings under any other antitrust, competition or pre-merger notification, trade regulation law, regulation or order, (iv) subject to first having used all reasonable efforts to negotiate a resolution of any objections underlying such lawsuits or other legal proceedings, defending and contesting any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed and (v) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby, and to fully carry out the purposes of this Agreement; provided, however, that neither the Company nor any of its Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Parent (except as required by the terms of the applicable Contract).

(b) Parent, Purchaser and the Company will cooperate and consult with each other in connection with the making of all such filings, notifications and any other material actions pursuant to this Section 6.9, subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that material may be redacted on the advice of outside counsel as necessary to address good faith legal privilege or confidentiality concerns.

(c) Each of Parent, Purchaser and the Company will promptly inform the other party upon receipt of any material communication from the FTC, the Antitrust Division or any other Governmental Entity regarding any of the transactions contemplated by this Agreement. If Parent, Purchaser or the Company (or any of their respective Affiliates) receives a request for additional information or documentary material from any such Governmental Entity that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it so consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. Each party will advise the other party promptly of any understandings, undertakings or agreements (oral or written) which the first party proposes to make or enter into with the FTC, the Antitrust Division or any other Governmental Entity in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party will use all reasonable efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws, including (subject to first having used all reasonable efforts to negotiate a resolution to any such objections) contesting and resisting any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.9, if any objections are asserted with respect to the transactions contemplated hereby under any antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, Antitrust Division or any other applicable Governmental Entity challenging any of the transactions contemplated hereby as violative of any antitrust Law or which would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated hereby, each of Parent, Purchaser and the Company shall use its reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement.

(e) Notwithstanding any other provision of this Agreement to the contrary, in no event shall Parent or any of its Affiliates be required to (i) agree or proffer to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of Parent or any of its Affiliates or, assuming the consummation of the Merger, the Surviving Corporation or any of its Affiliates, (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares) or (iii) enter into any agreement that in any way limits the ownership or operation of any business of Parent, the Company, the Surviving Corporation or any of their respective Affiliates.

Section 6.10 Public Announcements. Parent, Purchaser and the Company will reasonably consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement. Neither Parent, Purchaser nor the Company will issue any such press release or make any such public statement without the prior written consent of the other parties hereto, except to the extent that the disclosing party determines in good faith it is required to do so by applicable Laws or the rules or regulations of NASDAQ, in which case that party will use all reasonable efforts to consult with the other party and to implement their comments before issuing any such release or making any such public statement.

Section 6.11 FIRPTA Certificate. The Company shall deliver to Purchaser a certificate dated as of the Closing Date, sworn under penalty of perjury, stating that the Company is not a “United States real property holding corporation” (a “USRPHC”), as such term is defined by Section 897(c)(2) of the Code and the Treasury Regulations, and has not been a USRPHC on any determination date during the five-year period ending on the Closing Date, and that none of the shares of capital stock of the Company constitute, as of the Closing Date, a “United States real property interest” under Code Section 897(c) (the “FIRPTA Certificate”).

Section 6.12 Fees and Expenses. Whether or not the Merger is consummated, and subject to the provisions of Section 8.6, all expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement (“Expenses”) will be paid by the party incurring those Expenses.

Section 6.13 Rule 16b-3. Prior to the Effective Time, the Company may take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 6.14 Updated Financials. The Company shall deliver to Parent monthly financial statements (consisting of an income statement, balance sheet, and trial balance prepared using the same format and methodology as the financial statements attached hereto as Section 6.14 of the Company Disclosure Letter) of the Company and its Subsidiaries within 20 days of the end of each calendar month.

Section 6.15 Financing.

(a) Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the financing on the terms and conditions described in the Financing Agreements (the “Financing”), including, without limitation, (i) making a Class B Capital Call (as defined in the Financing Agreements) within five (5) Business Days of the execution of this Agreement in an amount that is sufficient (when aggregated with Parent’s cash as of the date of this Agreement) to consummate the Merger and the other transactions contemplated by this Agreement and (ii) using commercially reasonable efforts to (A) maintain in effect the Financing Agreements, (B) satisfy on a timely basis all conditions applicable to the Financing in the Financing Agreements that are within the control of Parent or the Purchaser and comply with its obligations thereunder, and (C) consummate the Financing at or prior to the Closing. If any portion of the Financing becomes unavailable or Parent becomes aware of any event or circumstance that makes any portion of the Financing unavailable, in each case, on the terms and conditions contemplated by the Financing Agreements and such portion is reasonably required to fund the Payment Fund and consummate the Merger and the other transactions contemplated by this Agreement, Parent shall use its commercially reasonable efforts to arrange and obtain alternative financing upon terms and conditions not less favorable to Parent or the Surviving Corporation than those in the Financing Agreements (as determined in the reasonable judgment of Parent) from the same and/or alternative financial sources in an amount sufficient to fund the Payment Fund and to consummate the Merger and the other transactions contemplated by this Agreement (“Alternative Financing”), as promptly as practicable following the occurrence of such event.

(b) The Company shall provide, and shall cause its Subsidiaries, and shall use its commercially reasonable efforts to cause each of its and their respective Representatives to provide all cooperation reasonably requested by Parent in connection with the Financing or any Alternative Financing (collectively the “Financing Arrangements”); provided, however, (i) such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries; (ii) in no event shall the Company be required to take any actions that would encumber any of its assets prior to the consummation of the Merger or that would result in a breach of any of its Contracts; and (iii) neither the Company nor any of its Subsidiaries shall (x) be required to pay any commitment or other similar fee, (y) have any liability or any obligation under any Contract related to the Financing Arrangements or (z) be required to incur any other liability in connection with the Financing Arrangements except, in each case, for any commitment, fee, liability or obligation expressly conditioned on the occurrence of the Closing.

(c) Parent (i) shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs (including reasonable attorneys’ fees) to the extent incurred by the Company, any of its Subsidiaries or their respective Representatives in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.15 and (ii) shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all Liabilities suffered or incurred by any of them in connection with any of the Financing Arrangements and any information used in connection therewith, other than with respect to any information provided by the Company or any of its Subsidiaries, except in the event that such Liabilities arose out of or result from the willful misconduct or gross negligence of the Company, its Subsidiaries or their respective Representatives.

(d) In the event that the Financing Agreements are amended, replaced, supplemented or otherwise modified, including as a result of seeking Alternative Financing in accordance with Section 6.15(a), each of Parent and the Company shall comply with its covenants in Sections 6.15(a), (b), and (c) with respect to the Financing Agreements, as so amended, replaced, supplemented or otherwise modified and with respect to such Alternative Financing to the same extent that Parent and the Company would have been obligated to comply with respect to the Financing. Notwithstanding anything in this Section 6.15 to the contrary and for the avoidance of doubt, in no event shall the consummation of the Merger or the other transactions contemplated by this Agreement be conditioned upon or subject to the availability, success or consummation of the Financing, any Alternative Financing or any other financing arrangements of Parent or the Purchaser.

(e) Parent agrees that between the date of this Agreement and the earlier of the consummation of the Merger or the termination of this Agreement in accordance with Article VIII, (i) Parent shall promptly inform the Company in the event that it becomes aware of a material breach of the Financing Agreements that could reasonably be expected to adversely affect Parent’s ability to consummate the Merger or the other transactions contemplated by this Agreement, (ii) Parent shall maintain at least $25,000,000 in cash on Parent’s balance sheet,

(iii) Parent will not vote or consent in writing to or otherwise propose, solicit, encourage, suggest, support or advocate any amendment, modification, waiver, supplement or termination of the Financing Agreements which is intended to, or has or would reasonably be expected to have the effect of, affecting (A) the rights or obligations of a Defaulting Investor Member (as defined in the Financing Agreements), (B) the procedure or requirements by which a Class B Capital Call (as defined in the Financing Agreements) is made, approved or vetoed or (C) the Class B Capital Commitment (as defined in the Financing Agreements) of any Member (as defined in the Financing Agreements) other than increases in the Class B Capital Commitment of any Member and (iv) there shall not be one or more Subsequent Closings (as defined in the Financing Agreements) that would result in the funding of Class B Capital Commitments (as defined in the Financing Agreements) of more than $20,000,000 in the aggregate.

Section 6.16 NASDAQ De-Listing. Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.17 Director Resignations. The Company shall cause to be delivered to Parent resignations of all the directors of the Company and its Subsidiaries to be effective upon the consummation of the Merger.

Section 6.18 Regulatory Licenses. Between the date of this Agreement and the earlier of the consummation of the Merger or the termination of this Agreement in accordance with Article VIII, the Company shall use its reasonable efforts to maintain in full force and effect each of the FCC License, CAPUC License, NYPSC License and NJBPU License.

Section 6.19 Acknowledgment. Each of the Company, Parent and Purchaser shall, subject to the provisions, restrictions and limitations set forth in Section 6.9 hereof, use their respective reasonable efforts to promptly hereafter complete the actions set forth in Section 6.19(a) and 6.19(b) of the Company Disclosure Letter; provided, however, in no event shall the failure to complete such actions in Section 6.19(b) of the Company Disclosure Letter be deemed to be a breach of this covenant by any party hereto.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the satisfaction or waiver in writing at or prior to the Effective Time of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained by the Company.

(b) HSR Approval. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated, and any approvals required thereunder shall have been obtained.

(c) No Injunctions or Restraints. No Governmental Entity will have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) that enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

(d) Regulatory Consents. With respect to each of the FCC License, CAPUC License, NYPSC License and NJBPU License, any waiting periods thereunder (and any extensions thereof) applicable to the consummation of the Merger shall have expired or been earlier terminated, and any approvals required thereunder shall have been obtained.

Section 7.2 Conditions to the Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to consummate the Merger are subject to the satisfaction or waiver by Parent in writing at or prior to the Effective Time of the following additional conditions:

(a) Company Representations and Warranties. The representations and warranties of the Company set forth in Article IV of this Agreement shall be true and correct both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that each of the representations and warranties set forth in Sections 4.2, 4.4, 4.12(g) and 4.29 shall be true and correct in all material respects both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b) Company Covenants. The Company shall have performed in all material respects all obligations, or complied in all material respects with the agreements and covenants, required to be performed by or complied with by it pursuant to this Agreement.

(c) Indebtedness. The aggregate amount of the Company’s and its Subsidiaries’ Indebtedness as of the Closing Date (excluding any fees or interest payments in respect of such Indebtedness) shall not exceed $13,500,000.

(d) Compliance Certificate. Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in Sections 7.2(a), 7.2(b), and 7.2(c) have been, or as of immediately prior to the Closing will be, satisfied.

(e) Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(f) Dissenters’ Rights. The time period for the exercise by any stockholder of the Company of any appraisal rights or dissenters’ rights applicable as a result of the Merger, including any such rights under Section 262 of the DGCL, shall have expired and the holders of Shares representing less than fifteen percent (15%) of the Shares shall have demanded and perfected their right to an appraisal of the Shares in accordance with Section 262(d) of the DGCL and not withdrawn such demand.

Section 7.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or waiver by the Company in writing at or prior to the Effective Time of the following additional conditions:

(a) Parent Representations and Warranties. The representations and warranties of Parent and Purchaser set forth in Article V of this Agreement shall be true and correct both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Acquiror Material Adverse Effect.

(b) Parent Covenants. Each of Parent and Purchaser shall have performed in all material respects all obligations, or complied in all material respects with the agreements and covenants, required to be performed by or complied with by it pursuant to this Agreement.

(c) Compliance Certificate. The Company shall have received a certificate signed on behalf of the Parent and Purchaser by a senior executive officer of each of Parent and Purchaser to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been, or as of immediately prior to the Closing will be, satisfied.

Section 7.4 Frustration of Conditions. None of the Company, Parent or Purchaser may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing by mutual written consent of Purchaser and the Company.

Section 8.2 Termination by Either Purchaser or the Company. This Agreement may be terminated by either Purchaser or the Company at any time prior to the Closing:

(a) if the Closing shall not have occurred on or before December 31, 2009 (the “Initial Termination Date”); provided, however, that in the event the condition to the Merger set forth in Section 7.1(b) or Section 7.1(d) shall not have been satisfied or waived on or prior to the Initial Termination Date, and all of the other conditions to the Merger shall have been satisfied or waived on or prior to the Initial Termination Date (other than conditions which would be satisfied at Closing), the Initial Termination Date shall be automatically extended until March 31, 2010 (the “Extended Termination Date”); and provided further, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party hereto whose breach of any covenant or obligation under this Agreement has resulted in the failure of any of the conditions to the Merger to be satisfied on or before the Initial Termination Date or the Extended Termination Date, as applicable; or

(b) if the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting; or

(c) if any Law or Order prohibits consummation of the Merger or if any Order restrains, enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable.

Section 8.3 Termination by Purchaser. This Agreement may be terminated by Purchaser at any time prior to the Closing:

(a) if (i) an Adverse Recommendation Change shall have occurred, (ii) the Company Board approves, endorses or recommends any Takeover Proposal other than the Merger, (iii) the Company Board approves, endorses, recommends, or causes the Company or any of its Subsidiaries to enter into, a binding written merger agreement, acquisition agreement, purchase agreement, option agreement or other similar sale agreement to consummate a Takeover Proposal; or (iv) the Company or the Company Board resolves or announces its intention to do any of the foregoing (but, in the case of each of (i), (ii), (iii) or (iv), specifically excluding any Acceptable Confidentiality Agreements); or

(b) in the event (A) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (B) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate as of the date of termination (as if made on such date), but in either case only to the extent that such breach or inaccuracy would reasonably be expected to result in the condition set forth in Section 7.2(a) or Section 7.2(b) not being satisfied as of the date of termination; provided, however, that notwithstanding the foregoing, in the event that such breach of covenant by the Company is, or such inaccuracies in the representations and warranties of the Company are, curable by the Company, then Purchaser shall not be permitted to terminate this Agreement pursuant to this Section 8.3(b) until the expiration of a twenty (20) Business Day period after delivery of written notice from Purchaser to the Company of such breach or inaccuracy, as applicable (it being understood that Purchaser may not terminate this Agreement pursuant to this Section 8.3(b) if such breach or inaccuracy by the Company is cured within such twenty (20) Business Day period); provided, further, however, that Purchaser may not terminate this Agreement pursuant to this Section 8.3(b) if Parent or Purchaser is in material breach of any provision of this Agreement.

Section 8.4 Termination by the Company. This Agreement may be terminated by the Company:

(a) at any time prior to the Closing, in the event (A) of a breach of any covenant or agreement on the part of Parent or Purchaser set forth in this Agreement or (B) that any of the representations and warranties of Parent and Purchaser set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate as of the date of termination (as if made on such date), but in either case only to the extent that such breach or inaccuracy would reasonably be expected to result in the conditions set forth in Section 7.3(a) or Section 7.3(b) not being satisfied as of the date of termination; provided however, that notwithstanding the foregoing, in the event that such breach of covenant by Parent or Purchaser is, or such inaccuracies in the representations and warranties of Parent or Purchaser are, curable by Parent or Purchaser, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.4(a) until the expiration of a twenty (20) Business Day period after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.4(a) if such breach or inaccuracy by Parent or Purchaser is cured within such twenty (20) Business Day period); provided, further, however, that the Company may not terminate this Agreement pursuant to this Section 8.4(a) if the Company is in material breach of any provision of this Agreement;

(b) at any time pursuant to and in accordance with Section 6.4(e); provided, however, that the Company shall not terminate this Agreement pursuant to this Section 8.4(b), and any purported termination pursuant to this Section 8.4(b) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Termination Fee and Parent Expenses in the manner provided for in Section 8.6(a)(ii); or

(c) at any time in the event that (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived in writing (other than such conditions which would be satisfied at the Closing) and Purchaser has breached its obligation to consummate the Closing in accordance with Section 2.2 and fund the Payment Fund in accordance with Section 3.2(a) or (ii) Parent or Purchaser is in breach of any of their respective representations, warranties or covenants and such breaches, individually or in the aggregate, have had or would reasonably be expected to have an Acquiror Material Adverse Effect and are not cured within twenty (20) Business Days of Parent’s or Purchaser’s receipt of notice from the Company of such breaches.

Section 8.5 Effect of Termination. If this Agreement is terminated pursuant to this Article VIII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or Representative of such party); provided, however, each of this Section 8.5, Section 8.6 (including with respect to any Termination Fee, Parent Expenses and Parent Termination Fee that may be payable pursuant thereto) and Article IX (except Section 9.13), will survive any termination of this Agreement.

Section 8.6 Fees and Expenses Following Termination. (a) The Company will pay, or cause to be paid, to Purchaser or to accounts designated by Purchaser in writing by wire transfer of immediately available funds an amount equal to $2,721,041 (the “Termination Fee”), plus the full amount of the Parent Expenses:

(i) if this Agreement is terminated by Purchaser pursuant to Section 8.3(a), in which event payment of the Termination Fee and Parent Expenses will be made within two (2) Business Days after such termination;

(ii) if this Agreement is terminated by the Company pursuant to Section 8.4(b) in which event payment of the Termination Fee and Parent Expenses must be made in advance of or concurrently with such termination; or

(iii) if (A) this Agreement is terminated by either party pursuant to Section 8.2(b) or by Purchaser pursuant to Section 8.3(b), (B) a Takeover Proposal (whether or not conditional) shall have been made directly to the Company’s stockholders, otherwise publicly disclosed or otherwise communicated to senior management of the Company or the board of directors of the Company, and not withdrawn, prior to the Company Stockholder Meeting, and (C) within 180 days after the date of such termination, the Company enters into, or submits to its stockholders for adoption, a written agreement in respect of any Takeover Proposal or a transaction in respect of a Takeover Proposal (including, without limitation, a tender offer) is consummated (which, in each case, need not be the same Takeover Proposal that shall have been made, publicly disclosed or communicated prior to the Company Stockholder Meeting), the payment of the Termination Fee and Parent Expenses will be made within five (5) Business Days after the consummation of such definitive agreement (or transaction).

“Parent Expenses” means all reasonable out-of-pocket expenses of Parent and Purchaser (including all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to Parent and Purchaser and their Affiliates) incurred by Parent or Purchaser or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, not to exceed $1,000,000 in the aggregate.

(b) Parent will pay, or cause to be paid, to Company or to accounts designated by Company in writing by wire transfer of immediately available funds an amount equal to $25,000,000 (the “Parent Termination Fee”) if this Agreement is terminated by the Company pursuant to Section 8.4(c), in which event payment of the Parent Termination Fee will be made within two (2) Business Days after such termination.

(c) The parties acknowledge that the agreements contained in Section 8.6(a) and 8.6(b) are an integral part of the transactions contemplated by this Agreement, that without these agreements neither party would have entered into this Agreement, and that any amounts payable pursuant to Section 8.6(a) or 8.6(b) do not constitute a penalty. If either party fails to pay any amounts due to such other party pursuant to Section 8.6 within the time periods specified in Section 8.6, such party shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(d) For the avoidance of doubt, the Company shall not be required to pay the Termination Fee or Parent Expenses more than once, and Parent and Purchaser shall not be required to pay the Parent Termination Fee more than once. In the event either (i) the Termination Fee and Parent Expenses (plus any amounts contemplated by Section 8.6(c)) are required to be paid by the Company as a result of a termination of this Agreement, or (ii) the Parent Termination Fee (plus any amounts contemplated by Section 8.6(c)) are required to be paid by Parent or Purchaser as a result of a termination of this Agreement, then Purchaser’s right to receive the Termination Fee and Parent Expenses (plus any amounts contemplated by Section 8.6(c)), or the Company’s right to receive the Parent Termination Fee (plus any amounts contemplated by Section 8.6(c)), as the case may be, shall be deemed liquidated damages and such right to receipt shall be (A) Parent’s and Purchaser’s (in the case of payment contemplated by subsection (d)(i) above) sole and exclusive remedy in respect of such termination (and any breaches of this Agreement by the Company in connection therewith), and (B) the Company’s (in the case of payment as contemplated by subsection (d)(ii) above) sole and exclusive remedy in respect of such termination (and any breaches of this Agreement by the Parent or Purchaser in connection therewith); provided, however, that nothing in this Section 8.6(d) shall be deemed to limit Parent’s or Purchaser’s right to seek specific performance with respect to breaches of this Agreement by the Company pursuant to Section 9.13; provided, further, that notwithstanding the foregoing proviso or anything in Section 9.13 to the contrary, in the event that this Agreement has been terminated in accordance with Article VIII and as a result of such termination, the Company is obligated to pay the Termination Fee and the Parent Expenses (and, if applicable, any amounts contemplated by Section 8.6(c)), then Parent and Purchaser shall not have any right pursuant to Section 9.13 to seek or enforce consummation of the Merger and Parent’s and Purchaser’s remedies shall be limited solely to the right to receive the Termination Fee and the Parent Expenses (and, if applicable, any amounts contemplated by Section 8.6(c)) in accordance with this Section 8.6.

(e) Notwithstanding anything to the contrary in this Agreement, other than specific performance which may be granted pursuant to Section 9.13, (i) the maximum aggregate liability of the Company and its Subsidiaries, together with their respective Affiliates, Representatives, and equityholders (and any Representatives or Affiliates of the foregoing) hereunder shall be limited to payment of the Termination Fee and Parent Expenses (plus any amounts paid or payable in accordance with Section 8.6(c)), pursuant to the terms of this Section 8.6; and (ii) the maximum aggregate liability of Parent and Purchaser, together with their respective Affiliates, Representatives, and equityholders (and any Representatives or Affiliates of the foregoing) hereunder shall be limited to payment of the Parent Termination Fee (plus any amounts paid or payable in accordance with Section 8.6(c)), pursuant to the terms of this Section 8.6 and (iii) in no event shall the Company or any of its Affiliates, or Parent or Purchaser or any of their Affiliates, seek any money damages or any other recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, other than as provided in, and subject to the limitations of, this Section 8.6.

Section 8.7 Amendment. This Agreement may be amended by the parties hereto by action taken by their respective boards of directors (or similar governing bodies or entities) at any time prior to the Effective Time; provided, however, that, the Company Stockholder Approval is obtained, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of NASDAQ, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.8 Extension; Waiver. At any time prior to the Effective Time, Parent and Purchaser, on the one hand, and the Company, on the other hand, may, unless prohibited by applicable Laws, (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement, or (c) waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Interpretation. The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. All references in this Agreement, the Company Disclosure Letter and the Acquiror Disclosure Letter to Articles, Sections and Annexes refer to Articles and Sections of, and Annexes to, this Agreement unless the context requires otherwise. The words “include,” “includes” and “including” are not limiting and will be deemed to be followed by the phrase “without limitation.” The phrases “herein,” “hereof,” “hereunder” and words of similar import will be deemed to refer to this Agreement as a whole, including the Annexes, the Company Disclosure Letter, the Acquiror Disclosure Letter and the Schedules hereto, and not to any particular provision of this Agreement. Unless the context requires otherwise (including with respect to subsection (i)(D) of the definition of “Company Material Adverse Effect”), any agreements, documents, instruments or Laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law will be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person also refer to its predecessors and successors and permitted assigns.

Section 9.2 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 9.2 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. Without limiting the preceding sentence, the covenants and agreements of the parties contained in Section 6.12 (Fees and Expenses), Sections 8.5 (Effect of Termination) (and the Sections referred to therein) and 8.6 (Fees and Expenses Following Termination) and Article IX of this Agreement shall survive termination of this Agreement. The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 9.3 Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement.

Section 9.4 Submission to Jurisdiction. The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the sole jurisdiction of, the Chancery Court of the State of Delaware.

Section 9.5 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.5.

Section 9.6 Notices. Any notice, request, instruction or other communication under this Agreement will be in writing and delivered by hand or overnight courier service or by facsimile:

If to the Company, to:

FiberNet Telecom Group, Inc.

220 West 42nd Street

13th Floor

New York, NY 10036

Facsimile:	(212) 405-6262
Attention:	Jon DeLuca

with a copy (which will not constitute notice to the Company) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Facsimile:	(212) 728-8111
Attention:	Steven A. Seidman, Esq.
Rosalind Fahey Kruse, Esq.

If to Parent or Purchaser, to:

Zayo Group, Ltd.

901 Front Street, Suite 200

Louisville, Colorado 80027

Facsimile:	(303) 226-5923
Attention:	Scott E. Beer, Esq.

with a copy (which will not constitute notice to Parent or Purchaser) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Facsimile:	(212) 351-4035
Attention:	J. Alan Bannister, Esq.

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication will be effective (a) if delivered by hand or overnight courier, when such delivery is made at the address specified in this Section 9.6, or (b) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 9.6 and appropriate confirmation is received.

Section 9.7 Entire Agreement. This Agreement, the Company Disclosure Letter, the Acquiror Disclosure Letter and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

Section 9.8 Parent and Purchaser Obligations. Each of Parent and Purchaser are jointly and severally liable for the obligations of the other pursuant to this Agreement and each of Parent and Purchaser unconditionally and irrevocably guarantee the performance of any and all such obligations of the other. Parent shall cause Purchaser to take all actions required of it pursuant to the terms of this Agreement. Parent, as the sole stockholder of Purchaser, will consent in writing to the adoption of this Agreement and the approval of the Merger in accordance with applicable Law. Parent agrees to take all actions necessary to cause Purchaser or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent guarantees the full and complete performance by Purchaser or Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any agreement, covenant or obligation of Purchaser or the Surviving Corporation, as applicable, under this Agreement. Purchaser shall at all times prior to the Effective Time be a direct or indirect wholly owned subsidiary of Parent.

Section 9.9 No Third Party Beneficiaries. Except (a) as provided in Section 6.8 (Directors’ and Officers’ Indemnification and Insurance), (b) following the Effective Time, the provisions of Article III (which are intended to be for the benefit of the persons covered thereby or the persons entitled to payment thereunder and may be enforced by such persons) and (c) the right of the Company, on behalf of its stockholders, to pursue damages in the event of Parent’s or Purchaser’s breach of this Agreement or fraud, which right is hereby acknowledged and agreed by Parent and Purchaser, Parent, Purchaser and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.8 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.10 Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this

Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 9.11 Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

Section 9.12 Assignment. This Agreement may not be assigned by operation of Law or otherwise; provided, however, (a) either Purchaser or Parent may assign this Agreement to any Affiliate of either Purchaser or Parent, and (b) Parent may collaterally assign this Agreement to its lenders pursuant to Parent’s credit facility, provided that, notwithstanding any such assignment contemplated by (a) or (b), Parent and Purchaser shall remain liable for their duties and obligations set forth in this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.12 will be null and void.

Section 9.13 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were breached by the Company and it is accordingly agreed that Parent and Purchaser will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity; provided, however, notwithstanding the foregoing and in all instances, this Section 9.13 shall be subject to the terms of and limitations set forth in Section 8.6(d) and Section 8.6(e). Except as set forth in Section 8.6(d) and Section 8.6(e), the terms of this Section 9.13 shall not be deemed to be superseded, amended or modified in any respect by the terms of any other provisions of this Agreement.

Section 9.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, including by facsimile transmission, all of which will be one and the same agreement. This Agreement shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

FIBERNET TELECOM GROUP, INC.

By:	/s/ Jon DeLuca
Name: Jon DeLuca Title: President and CEO

ZAYO GROUP, LLC

By:	/s/ Ken desGarennes
Name: Ken desGarennes Title: Vice President and Chief Financial Officer

ZAYO MERGER SUB, INC.

By:	/s/ Ken desGarennes
Name: Ken desGarennes Title: Vice President and Chief Financial Officer